UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
UDR, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 15, 2008

Dear Fellow Stockholders:

It is my pleasure to invite you to attend our Annual Meeting of Stockholders. The meeting will be held on May 30, 2008, at 9:00 a.m. local time at The Crescent Hotel, Dallas, Texas.

We have elected to take advantage of the new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

The business to be conducted at the meeting is set forth in the formal notice of annual meeting of stockholders and proxy statement that accompany this letter. At the meeting we will also report on the Company’s performance and respond to questions.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares electronically through the Internet, by telephone or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with the proxy statement. Voting through the Internet or by telephone will eliminate the need to return your proxy card.

Sincerely,
UDR, INC.

ROBERT C. LARSON
Chairman of the Board of Directors

UDR, INC.

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540
Tel: 720.283.6120 Fax: 720.283.2452

April 15, 2008

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of UDR, Inc. will be held at The Crescent Hotel, 400 Crescent Court, Dallas, Texas, on May 30, 2008, at 9:00 a.m. local time, for the following purposes:

1.	To elect eleven directors to serve for the ensuing year.

2.	To ratify the appointment of Ernst & Young LLP to serve as independent auditors for the year ending December 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

On or about April 15, 2008, we intend to mail our stockholders a notice containing instructions on how to access our 2008 proxy statement and annual report and vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet.

By Order of the Board of Directors

MARY ELLEN NORWOOD
Corporate Secretary

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND RELATED PROXY MATERIALS	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy solicitation materials this year instead of a full set of proxy solicitation materials?	1
Why did you provide this proxy statement to me?	1
What is being voted on at the annual meeting?	2
Who can vote?	2
What constitutes a quorum in order to hold and transact business at the meeting?	2
How do I vote?	2
How will my proxy be voted?	3
Will other matters be voted on at the annual meeting?	3
Can I change my vote?	3
What vote is required for the proposals if a quorum is present?	3
Who will tabulate the votes?	3
What is an abstention, and how will it affect the vote on a proposal?	3
What are broker non-votes, and how will they affect the vote on a proposal?	4
Who is soliciting the proxy, and who will pay for the proxy solicitation?	4
Where do I find the voting results of the meeting?	4
CORPORATE GOVERNANCE MATTERS	4
Corporate Governance Overview	4
Responsibilities of the Board of Directors	5
Director Education	5
Director Evaluations	5
Identification and Selection of Nominees for Directors	5
Director Rotation and Retirement	6
Director Independence	6
Independence of Audit, Compensation and Governance Committees	7
Audit Committee Financial Expert	7
Executive Sessions of Independent Directors	7
Directors’ Share Ownership Guidelines	7
Compensation Committee Interlocks and Insider Participation	7
Communicating with the Board of Directors	7
Board of Directors and Committee Meetings	8
Board Attendance at Annual Meeting	9
COMPENSATION OF DIRECTORS	9
Director Compensation Table	9
Director Compensation Table Discussion	10
PROPOSAL NO. 1 ELECTION OF DIRECTORS	12
Vote Required and Board of Directors’ Recommendation	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Compensation Committee Report	23
Compensation of Executive Officers	24

i

Employment and Other Agreements	35
Post-Employment Compensation — Severance and Change of Control Arrangements	37
Review, Approval or Ratification of Transactions with Related Persons	38
Equity Compensation Plan Information	39
Compensation Deductibility Policy	39
AUDIT COMMITTEE REPORT	39
Audit Fees	40
Pre-Approval Policies and Procedures	40
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	41
Vote Required and Board of Directors’ Recommendation	41
OTHER MATTERS	41
Section 16(a) Beneficial Ownership Reporting Compliance	41
Delivery of Voting Materials	41
Annual Report	42
MATTERS TO BE PRESENTED AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS	42

ii

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the board of directors of UDR, Inc., a Maryland corporation, for use at our Annual Meeting of Stockholders to be held on May 30, 2008, and at any adjournment, continuation or postponement of the meeting. These proxy solicitation materials are being provided on or about April 15, 2008 to all stockholders entitled to vote at the meeting.

We use a number of abbreviations in this proxy statement. We refer to the company as “the company,” “we,” “us” or “our” and to our board of directors as “board” or “board of directors.” The term “proxy solicitation materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2007” and “fiscal 2008” mean our 2007 fiscal year which began on January 1, 2007 and ended on December 31, 2007 and our 2008 fiscal year which began on January 1, 2008 and will end on December 31, 2008, respectively. Our 2008 Annual Meeting of Stockholders to be held on May 30, 2008 is simply referred to as the “meeting.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND RELATED PROXY MATERIALS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy solicitation materials this year instead of a full set of proxy solicitation materials?

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy solicitation materials to each stockholder of record, we may now furnish proxy solicitation materials, including this proxy statement and our 2007 Annual Report, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy solicitation materials unless they request them, in which case printed copies of the proxy solicitation materials will be provided at no charge.

Instead of mailing a printed copy of our proxy solicitation materials to each stockholder of record, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) was mailed to such stockholders on or about April 15, 2008 that instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet or by telephone.

Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following the instructions set forth in the Notice of Internet Availability. Choosing to receive future proxy materials by e-mail will save us the cost of printing and delivering documents to stockholders and will reduce the environmental impact of our annual meetings. A stockholder’s election to receive proxy materials by e-mail will remain in effect until the stockholder terminates it.

Why did you provide this proxy statement to me?

We are providing this proxy statement and proxy card to you on the Internet or, upon your request, we are sending printed versions of this proxy statement and proxy card to you by mail, because you owned shares of our common stock and/or our Series E preferred stock or our Series F preferred stock at the close of business on April 4, 2008, which is the record date for the meeting. This proxy statement describes matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

When you vote, you appoint Robert C. Larson and Thomas W. Toomey as your representatives at the meeting. Messrs. Larson and Toomey will vote your shares at the meeting as you instructed them when you voted. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should vote by telephone, through the Internet or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with the proxy statement in advance of the meeting, just in case your plans change.

What is being voted on at the annual meeting?

At the meeting, stockholders entitled to vote will act upon the matters set forth in the accompanying notice of annual meeting of stockholders.

Who can vote?

The holders of shares of our common stock and our Series E and Series F preferred stock outstanding at the close of business on the record date are entitled to receive notice of the meeting and are entitled to one vote for each share held on each proposal presented at the meeting. Cumulative voting is not permitted.

What constitutes a quorum in order to hold and transact business at the meeting?

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of outstanding common stock, Series E preferred stock and Series F preferred stock, taken together, as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you vote your shares in person at the meeting, if you vote your shares by telephone or through the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence of a quorum and to determine whether the requisite number of votes has been obtained to approve the proposal. Abstentions, broker non-votes, which are explained below, and shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of shares present and voting at the meeting for purposes of obtaining a quorum. Each will be tabulated separately.

At the record date, we had 128,676,505 shares of common stock, 2,803,812 shares of Series E preferred stock and 666,293 shares of Series F preferred stock issued and outstanding.

How do I vote?

For Shares Directly Registered in Your Name

If you hold your shares in your own name as holder of record with Wells Fargo Shareowner Services, you may vote in person at the meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares by:

•	Internet: You can go to http://www.proxyvote.com and vote through the Internet;

•	Telephone: You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials; or

•	Mail: If you have requested and received a paper copy of the proxy statement, you can mark, sign, date and return the paper proxy card enclosed with the proxy statement in the postage-paid envelope that we have provided to you. Please note that if you vote through the Internet or by telephone, you do not need to return your proxy card.

All valid proxies received and not revoked prior to the meeting will be voted in accordance with the stockholders’ instructions.

For Shares held in “Street Name”

If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee that you must follow in order to have your shares voted. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the brokerage firm or other nominee that holds their shares of record.

In addition, a number of brokers and banks are participating in a program provided through Broadridge that offers telephone and Internet voting options. This program is different from the program provided by Wells Fargo Shareowner Services for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the Broadridge program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at Broadridge voting website (www.proxyvote.com).

How will my proxy be voted?

All shares represented by properly executed proxies received in time for the meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•	FOR the election of all nominees for director.

•	FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal 2008.

Will other matters be voted on at the annual meeting?

We have not received notice of any other matters that may properly be presented at the meeting. However, if a matter comes up for vote at the meeting that is not described in this proxy statement or listed on the proxy card, Messrs. Larson and Toomey will vote your shares, under your proxy, in their discretion. It is the intention of Messrs. Larson and Toomey to vote the shares they represent as directed by the board of directors.

Can I change my vote?

Yes, you may revoke your proxy at any time prior to the date of the meeting by:

•	submitting a later-dated vote in person at the meeting, through the Internet, by telephone or, if you originally voted by returning a paper proxy card to us, by mail; or

•	delivering instructions to the attention of the Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the date of the meeting to be effective.

What vote is required for the proposals if a quorum is present?

•	The affirmative vote of a plurality of the votes cast with respect to Proposal No. 1 is required to elect directors.

•	The affirmative vote of a majority of the votes cast is required to approve Proposal No. 2.

Who will tabulate the votes?

Broadridge will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting.

What is an abstention, and how will it affect the vote on a proposal?

An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person does not vote on the particular proposal. For purposes of Proposal Nos. 1 and 2, abstentions will not be counted as “votes cast” for purposes of determining whether stockholder approval has been obtained and, therefore, will have no effect on the results of the vote with respect to such proposals.

What are broker non-votes, and how will they affect the vote on a proposal?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes are not deemed to be “votes cast” for purposes of determining whether stockholder approval has been obtained. Therefore, broker non-votes will have no effect on the voting results for Proposals 1 and 2.

Who is soliciting the proxy, and who will pay for the proxy solicitation?

This solicitation is being made on behalf of our board of directors, but may also be made without additional remuneration by our officers or employees by telephone, telegraph, facsimile transmission, e-mail or personal interview. We will bear the expense of the preparation, printing and delivery of the enclosed form of proxy, notice of annual meeting of stockholders and this proxy statement and any additional material relating to the meeting that may be furnished to our stockholders by our board subsequent to the furnishing of this proxy statement. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. To obtain the necessary representation of stockholders at the meeting, supplementary solicitations may be made by mail, telephone or interview by our officers or employees, without additional compensation.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish the final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2008.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

We believe that effective and transparent corporate governance is critical to our long-term success and our ability to create value for our stockholders. We frequently review our corporate governance policies, monitor emerging developments in corporate governance and enhance our policies and procedures when our board of directors determines that it would benefit our company and our stockholders to do so.

We maintain a corporate governance page on our website that includes key information about UDR corporate governance, including our Statement on Corporate Governance, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Related Person Transactions Policy and the charters for the Audit, Compensation and Governance Committees of the board of directors, all of which can be found at www.udr.com by clicking on “Corporate” then on “Corporate Governance.” The documents noted above will also be provided without charge to any stockholder who requests them. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, will be posted on our website.

We also monitor our corporate governance policies and practices to maintain compliance with the provisions of the Sarbanes-Oxley Act of 2002, rules of the SEC and the corporate governance rules of the New York Stock Exchange (“NYSE”). Our policies and practices meet, and in many cases exceed, the listing requirements of the NYSE, applicable SEC rules and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Ten of the eleven board members are independent directors as defined by the NYSE;

•	The independent directors meet regularly without the presence of management;

•	All members of the Audit Committee, Compensation Committee and Governance Committee are independent directors;

•	The Chairman and the Vice-Chairman of the Board are independent directors;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees;

•	We have a Code of Ethics for Senior Financial Officers that applies to our senior financial officers; and

•	We have a hotline available to all employees, and our Audit Committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.

Responsibilities of the Board of Directors

In addition to each director’s basic duties of care and loyalty, the board has separate and specific obligations under our Statement on Corporate Governance. Among other things, these obligations require directors to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. In addition, the board and the board’s committees have the authority to retain outside legal, accounting or other advisors, as necessary, to carry out their responsibilities.

Director Education

All directors are expected to be knowledgeable about the company and its industry and to understand their duties and responsibilities as directors. The company recognizes the importance of continuing education for directors and is committed to supporting continuing director education in order to enhance board and committee performance. We conduct periodic continuing education for directors and, at a director’s request, we will arrange for the director’s participation in cost-effective continuing education programs offered by third parties that are relevant to the director’s role as a board and committee member.

All of our independent directors are expected to participate in an orientation program upon the recommendation of our Governance Committee. Orientation sessions are conducted by senior management to familiarize directors with the company’s strategic plans, significant financial, accounting and risk management issues, our compliance programs, Code of Business Conduct and Ethics, and our principal officers, internal and external auditors. All directors are invited to attend these orientation programs.

Director Evaluations

The board, acting through the Governance Committee, annually evaluates the effectiveness of the board collectively and of board members individually, and the performance of each standing board committee. The Governance Committee determines the appropriate means for this evaluation.

Identification and Selection of Nominees for Directors

The Governance Committee works closely with the Chairman of the Board and the board of directors to develop criteria for open board positions, taking into account such factors as it deems important, including, among others, the current composition of the board, the range of talents, experiences and skills that would complement those already represented on the board and those that would help achieve the company’s goals. The Governance Committee will consider, among other things, whether a potential director nominee has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service. The Governance Committee considers candidates for board membership suggested by its members and other board members, as well as management, our stockholders and any director search firm retained by the board.

Once the Governance Committee has identified a potential director nominee, the Governance Committee, in consultation with the Chairman of the Board and our Chief Executive Officer, will evaluate the prospective nominee against the specific criteria that the Governance Committee has established, as well as the standards and qualifications contained in our Statement on Corporate Governance. If the Governance Committee, in consultation with the Chairman of the Board and our Chief Executive Officer, determines, based upon its preliminary review, to proceed with further consideration, then members of the Governance Committee and the board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Governance Committee makes a recommendation to the board, which makes the final determination whether to nominate or appoint the new director.

In addition to any other applicable requirements, Section 2.11 of our Amended and Restated Bylaws sets forth the procedures and requirements relating to nominations of directors by stockholders. Any stockholder who wishes to recommend a prospective nominee for consideration must submit the following information no sooner than December 16, 2008 and no later than January 15, 2009:

•	Biographical information about the candidate, including the name, age, business address and residence address of the person;

•	The principal occupation or employment of the candidate and a statement about his or her qualifications;

•	The class and number of shares of our stock beneficially owned by the candidate;

•	Any other information required to be disclosed about the candidate under the SEC’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the class and number of shares of our stock beneficially owned by each.

Such information should be sent to the attention of our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Director Rotation and Retirement

The board does not impose arbitrary limits to the number of terms a director may serve. However, the Governance Committee will consider various criteria, including a director’s contribution to the board, in determining whether or not to recommend a director for re-election.

A director who reaches the age of 70 must tender his or her resignation to the Chairman of the Board before the next occurring annual meeting of stockholders unless the board asks the director to continue to serve. Employee directors are required to resign as a director after ceasing to be an employee, unless the board asks them to continue to serve. The Chairman will refer the resignation to the Governance Committee for review. The board will decide, in light of the circumstances and the recommendation of the Governance Committee, the date at which the resignation will become effective. A vacancy created by a director’s retirement may be filled by a majority of the remaining directors in accordance with our bylaws. A director so appointed to fill the vacancy will stand for re-election at the first annual meeting of stockholders following that director’s appointment to the board. In addition, the company requires that directors tender their resignation when their present position or job responsibility changes significantly. The board then decides, in light of the circumstances and the recommendation of the Governance Committee, whether to accept such resignation.

Director Independence

The board has adopted a formal policy that a significant majority of its members should be independent directors who have no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has such a relationship with the company), as defined under the NYSE listing standards and the company’s director independence standards. The board has determined that all directors standing for election are independent under both sets of standards, except Mr. Toomey, who is not independent because he is the company’s Chief Executive Officer and President. For additional information about the directors standing for election, see Proposal No. 1 beginning on page 12 of this proxy statement. In making these independence determinations, the board considered information submitted by the directors in response to directors’ questionnaires and information obtained from the company’s internal records.

Independence of Audit, Compensation and Governance Committees

The Audit, Compensation and Governance Committees consist entirely of independent directors, as defined in the NYSE listing standards and the company’s director independence standards. Each member of the Audit Committee also satisfies the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.

Audit Committee Financial Expert

Each member of the Audit Committee is financially literate, and the board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the SEC’s regulations.

Executive Sessions of Independent Directors

Our independent directors hold regularly scheduled executive sessions at which our independent directors meet without the presence of management. These executive sessions are expected to occur around regularly scheduled meetings of the board of directors. The Chairman of the Board, or the Vice Chairman in the Chairman’s absence, presides as chairman of these executive sessions. Both the Chairman of the Board and the Vice Chairman are independent directors.

Directors’ Share Ownership Guidelines

Our Statement on Corporate Governance provides that each director is expected to develop a meaningful equity stake in our company over time and that after the second anniversary of election to the board of directors, each director is required to own a minimum of 5,000 shares of our common stock. Each of our directors currently owns shares in an amount sufficient to comply with these guidelines.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2007 or as of the date of this proxy statement is a former or current officer or employee of the company or has any interlocking relationships as set forth in applicable SEC rules. In addition, none of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Communicating with the Board of Directors

Any stockholder or interested party who wishes to communicate with the board of directors or any specific director, including independent directors, the Chairman, or committee members, may write to:

UDR, INC.
Attn: Board of Directors
1745 Shea Center Drive
Suite 200
Highlands Ranch, Colorado 80129-1540

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Board will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the board, or an individual member, e.g., the communication is a request for information about the company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Stockholders and other interested persons may submit concerns regarding accounting matters via the company’s third-party anonymous reporting system at www.mysafeworkplace.com or by calling 1-800-461-9330. Instructions for making a report are published in the Corporate Governance subsection of the Investor Relations section of the company’s website.

Board of Directors and Committee Meetings

The board of directors held seven meetings during fiscal 2007. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors, and (2) the total number of meetings held by all committees of the board of directors on which he or she served during fiscal 2007. The board of directors has standing Audit, Compensation, Executive and Governance Committees. The Governance Committee also serves as our nominating committee.

The board of directors has established the following committees to assist it in discharging its responsibilities:

Number of
Meetings
Committee	Members on 12/31/2007	Key Functions	in 2007

Audit	Robert P. Freeman(1) Katherine A. Cattanach Eric J. Foss Mark J. Sandler Thomas C. Wajnert
•   Assists the board in its general oversight of our financial reporting, internal controls and internal audit functions
•   Appointment, compensation and oversight of our independent auditors
•   Represents and assists the board in its oversight of:
   •   the quality or integrity of our financial statements;
   •   our compliance with legal and regulatory requirements; and
   •   the performance of our internal audit department and independent auditors
•   Discusses the adequacy and effectiveness of our internal controls over financial reporting
•   Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct
•   Establishes procedures for the receipt, retention and treatment of complaints received concerning accounting, auditing, internal controls and financial reporting matters
•   Oversees Risk Management policies and risk assessment
•   Pre-approves all non-audit services to be provided to the company by the independent auditors
8

Compensation	Jon a. Grove(1) James D. Klingbeil Thomas R. Oliver Lynne B. Sagalyn
•   Administers and approves general compensation policies applicable to our key executive officers
•   Reviews and approves compensation for the board and its committees
•   Reviews and ensures the appropriate administration of our compensation and benefit plans, programs and policies
•   Determines and approves the compensation of our Chief Executive Officer (“CEO”)
•   Sets annual objectives for, and evaluates the performance of, our CEO, with input from the board
•   Reviews and recommends to the board short- and long-term compensation for the principal officers of the company who report directly to our CEO
•   Approves all employment and severance agreements for senior vice presidents and above
•   Develops and administers the contributions and awards, if any, under the 401(k) and profit sharing plans and management incentive programs and other management compensation, if any, including the stock purchase plan, the long-term incentive plan and our Out-Performance Programs
•   Appointment and provide oversight of our independent compensation consultants
5

Number of
Meetings
Committee	Members on 12/31/2007	Key Functions	in 2007

Governance	Thomas R. Oliver(1)	• Exercises general oversight of board governance matters	5
	Katherine A. Cattanach Eric J. Foss	• Reviews the size, role, composition and structure of our board and its committees
	Lynne B. Sagalyn	• Reviews and evaluates the board and its members
	Mark J. Sandler	• Serves as the nominating committee for board members
	Thomas C. Wajnert	• Reviews and updates our Corporate Governance Policies
• Considers, develops and makes recommendations to the board regarding matters related to corporate governance
• Ensures that each committee conducts an annual assessment

Executive	Robert C. Larson(1) James D. Klingbeil	• Performs the duties and exercises the powers delegated to it by the board	0
	Thomas W. Toomey	• Meets only when board action on a significant matter is required and it is impractical or not feasible to convene a full meeting of the board of directors

(1)	Committee Chair

Board Attendance at Annual Meeting

The board has adopted the following policy on director attendance at meetings: Absent extenuating circumstances, directors are expected to attend in person our Annual Meeting of Stockholders, all regularly scheduled board and committee meetings and to participate telephonically in regularly scheduled board and committee meetings when they are unable to attend in person. All of our directors attended our 2007 Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of our directors for 2007.

Director Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
	Fees Earned					Non-Equity	Deferred
	or Paid		Stock		Option	Incentive Plan	Compensation	All Other
Name	in Cash ($)		Awards ($)		Awards ($)	Compensation ($)	Earnings	Compensation ($)		Total ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)

Katherine A. Cattanach	$65,000		$90,000	(1)(2)	-0-	-0-	-0-	$7,592	(3)	$162,592
Eric J. Foss	$65,000		$90,000	(1)(2)	-0-	-0-	-0-	$11,500	(3)	$166,500
Robert P. Freeman	$65,000		$90,000	(1)(2)	-0-	-0-	-0-	$11,500	(3)	$166,500
Jon A. Grove	$65,000		$90,000	(1)(2)	-0-	-0-	-0-	$11,500	(3)	$166,500
James D. Klingbeil	$57,500		$90,000	(1)(2)	-0-	-0-	-0-	$11,500	(3)	$159,000
Robert C. Larson	$100,000	(4)	$180,000	(1)(2)	-0-	-0-	-0-	$15,186	(3)	$295,186
Thomas R. Oliver	$72,500		$90,000	(1)(2)	-0-	-0-	-0-	$11,500	(3)	$174,000
Lynne B. Sagalyn	$65,000		$90,000	(1)(2)	-0-	-0-	-0-	$11,500	(3)	$166,500
Mark J. Sandler	$65,000		$90,000	(1)(2)	-0-	-0-	-0-	$11,500	(3)	$166,500
Thomas W. Toomey(5)	-0-		-0-		-0-	-0-	-0-	-0-		-0-
Thomas C. Wajnert	$65,000		$90,000	(1)(2)	-0-	-0-	-0-	$7,592	(3)	$162,592

(1)	The dollar amount reflected in the “Stock Awards” column reflects the aggregate grant date value, computed in accordance with FAS 123(R), of a grant of 2,829 shares (5,659 for a non-employee Chairman of the Board) of restricted common stock, which vests on the anniversary of the date of grant, as discussed below under

“Director Compensation Table Discussion.” As of January 1, 2008, 2,829 shares (or 5,659 for a non-employee Chairman of the Board) vested, representing all of the $90,000 value (or $180,000 value for a non-employee Chairman of the Board) reflected in the “Stock Awards” column.

(2)	The following table sets forth the restricted stock awards and non-qualified stock option awards outstanding as of December 31, 2007 for each of our non-employee directors. Mr. Toomey’s holdings are set forth under the heading “Executive Compensation” in this proxy statement. The restrictions relating to these awards are described in more detail below under the heading “2007 Director Compensation Program.”

			Non-Qualified Stock
	Restricted Stock		Option Awards
Director	Awards Outstanding		Outstanding

Katherine A. Cattanach	5,829		-0-
Eric J. Foss	5,829	*	-0-
Robert P. Freeman	5,829	*	-0-
Jon A. Grove	5,829	*	55,279
James D. Klingbeil	5,829	*	-0-
Robert C. Larson	8,659	*	19,231
Thomas R. Oliver	5,829	*	-0-
Lynne B. Sagalyn	5,829	*	33,943
Mark J. Sandler	5,829	*	-0-
Thomas C. Wajnert	5,829		-0-

*	Does not include 3,000 shares of restricted stock that were granted in January 2005 that were to vest over a three-year period from the date of grant if our total stockholder return (share price appreciation plus dividends paid) during such period was at or in excess of the 50th percentile of total stockholder return for the peer group selected by the board. Our total stockholder return for the three-year period was below the 50th percentile of total stockholder return for the peer group and, accordingly, the 3,000 shares were forfeited on the third-year anniversary of the date of grant.

(3)	The dollar amount in this column includes dividends on all outstanding stock awards, including performance based contingent awards.

(4)	Mr. Larson is Chairman of the Board of Directors and as such he received an annual retainer of $100,000 in 2007.

(5)	Mr. Toomey is our Chief Executive Officer and President. Because he is an employee of the company, he receives no additional compensation for service as a director of the company. His total compensation for 2007 is set forth below under the heading “Executive Compensation.”

Director Compensation Table Discussion

Our board of directors has retained Mercer Human Resource Consulting (“Mercer”), a nationally recognized consulting firm, to assist the Compensation Committee, in consultation with the Chairman of the Board and the board of directors, in structuring a compensation program for the board of directors. Mercer reviewed information concerning director pay from our REIT peer group and the National Association of Corporate Directors 2006-2007 Director Compensation Report. The goal of the Compensation Committee and the board of directors was to structure director compensation so that we could attract and retain quality directors and to align director compensation with the goal of increasing dividend income and share price appreciation.

Our compensation program for independent directors is designed to attract and retain highly qualified board members who can work with senior management to establish key strategic goals in support of long-term stockholder value creation. In 2007, the program consisted of a combination of cash retainers for board and committee service and service-based restricted stock. Total pay associated with cash retainers and restricted stock was targeted at the median level of the designated peer group of apartment REITs. Annual retainers for board and committee service were set at competitive levels in recognition of the time commitments and responsibility levels associated with serving on public company boards within the current environment.

We believe that the attraction and retention of quality board members has become more challenging as a result of global and domestic trends in corporate governance and regulation and competition for qualified, talented director candidates. Time commitments and performance expectations of board members have increased in recent years and may increase further. As a result we expect to continue to review our independent director compensation annually to ensure that we are competitive and to allow us to recruit and retain qualified candidates to serve as directors of the company.

2007 Director Compensation Program

In December 2006, the board of directors approved the following 2007 compensation program for directors:

Retainer.  Each independent director received an annual cash retainer fee of $50,000 ($100,000 for a non-employee Chairman of the Board). Non-employee directors, other than committee chairpersons, also received an annual cash retainer fee of $7,500 for each committee on which they serve; provided however that, no retainer is paid to the members of the Executive Committee. The chairpersons of each of the Audit, Compensation and Governance Committees received an annual cash retainer fee of $15,000. These fees were paid in January 2007.

Stock Grant.  Each non-employee director also received a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee Chairman of the Board) priced at $31.81 per share, which was the closing price of our common stock on January 3, 2007, the date of the grant. The shares of restricted stock will vest on the anniversary of the date of grant. As of January 1, 2008, 2,829 shares (or 5,659 for a non-employee Chairman of the Board) vested, which represents the $90,000 amount (or the $180,000 amount for a non-employee Chairman of the Board) reflected in the Director Compensation Table. The non-employee directors receiving restricted stock are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the vesting period will be returned to us and cancelled. Based on recommendations provided by Mercer, the board approved a director compensation program that eliminated performance-based restricted stock grants and established a targeted long-term incentive grant value (as opposed to a fixed number of shares). In reviewing our 2006 program, Mercer noted that performance-contingent long-term incentive awards to non-employee directors are rare, the sample size of our total stockholder return peer group is low due to industry consolidation, and no true-up is permitted under FAS 123(R) accounting rules for performance shares with market-based vesting criteria if performance goals are not met. Targeted long-term incentive values under the 2007 program are also less costly to the company, as compared to the 2006 program, in terms of accounting expense and number of shares granted.

Directors are entitled to receive dividends on their restricted stock awards during the vesting period. The amount reflected under the heading “All Other Compensation” in the Director Compensation Table includes the total amount of dividends received by the independent director on all of his or her outstanding awards in 2007. Absent extenuating circumstances, upon a director’s resignation, any unvested shares will be returned to us and cancelled. All restricted stock granted to our independent directors is priced at the closing price of our common stock on the grant date.

Directors who were also employees of the company received no additional compensation for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with attending a board meeting or committee meeting.

2008 Director Compensation Program

Retainer.  On October 15, 2007, the board approved the director compensation program for 2008, which remained unchanged from the 2007 program. For 2008, each non-employee director will receive an annual retainer fee of $50,000 ($100,000 for a non-employee Chairman of the Board). Non-employee directors, other than committee chairpersons and the non-executive Chairman of the Board, also receive an annual retainer fee of $7,500 for each committee on which they serve; provided however that, no retainer is paid to the members of the Executive Committee. The chairpersons of each of the Audit, Compensation and Governance Committees receive an annual retainer fee of $15,000. These fees were paid in January 2008.

Stock Grant.  Each non-employee director also received a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee Chairman of the Board) priced at $19.98 per share, which was the closing price of our common stock on January 2, 2008, the date of the grant. The shares of restricted stock will vest on the anniversary of the date of grant. The non-employee directors receiving restricted stock are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the one-year vesting period will be returned to us and cancelled.

Directors who are also employees of the company receive no additional compensation for service as a director. All directors will be reimbursed for expenses incurred in connection with attending a board meeting or committee meeting in accordance with our Director Expense Reimbursement Policy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board is currently comprised of eleven members. All of the nominees are currently serving on the board. Unless otherwise directed, the proxy holders will vote the proxies received by them for the eleven nominees named below. If any of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold their respective offices until the next annual meeting of stockholders or until their successors are elected and qualified.

The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Position(s) With the Company	Director Since

Katherine A. Cattanach	62	Director	2006
Eric J. Foss	49	Director	2003
Robert P. Freeman	62	Director	1998
Jon A. Grove	63	Director	1998
James D. Klingbeil	72	Vice Chairman of the Board	1998
Robert C. Larson	73	Chairman of the Board	2000
Thomas R. Oliver	67	Director	2003
Lynne B. Sagalyn	60	Director	1996
Mark J. Sandler	65	Director	1996
Thomas W. Toomey	47	Chief Executive Officer, President and Director	2001
Thomas C. Wajnert	64	Director	2006

There is no family relationship between any of our directors or executive officers.

Katherine A. Cattanach, Ph.D. was a General Partner of INVESCO Private Capital, Inc. (formerly Sovereign Financial Services, Inc.), a company specializing in private equity investments, from 1987 to 2005. From 2005 to March 2006, she served as a director and member of the audit and compensation committees of Collect America, Ltd. She is currently a member and Vice Chair of the Denver Museum of Nature and Science Foundation Board and a member, former director and President of the Denver Society of Security Analysts. She is active in and serves as a member of numerous charitable organizations.

Eric J. Foss has served as President and Chief Executive Officer of The Pepsi Bottling Group, Inc. since July 2006. From September 2005 to July 2006, Mr. Foss served as the Chief Operating Officer of The Pepsi Bottling Group, Inc. Previously, Mr. Foss served as the President of the North America division of Pepsi Bottling Group, Inc. from September 2001 to September 2005. Mr. Foss also served as Executive Vice President of the North America division of Pepsi Bottling Group, Inc., from August 2000 to September 2001, was Senior Vice President of Sales and Marketing for the North America division of Pepsi Bottling Group, Inc., from March 1999 to August 2000 and was General Manager of European Operations for PepsiCo from December 1996 to March 1999.

Robert P. Freeman has served as Senior Managing Director and Principal of Greyfields Investors LLC, a real estate private equity company, since 2007, and has also served as President of Landfall Capital LLC, a private real estate merchant bank, since 2001. Previously, Mr. Freeman was a Managing Director of Wells Hill Partners, Ltd., a real estate investment banking firm, from 1999-2001 and a Managing Director of Lazard Frères & Co. LLC, a

private investment bank, and President of Lazard Frères Real Estate Investors, L.L.C., a real estate investment company, from 1992 to 1999. Each of the companies mentioned is based in New York, New York. He is active in and serves as a director of numerous private companies and charitable organizations.

Jon A. Grove was the Chairman, President and Chief Executive Officer of ASR Investments Corporation since its organization in 1987 until our acquisition of ASR in 1998. He currently serves as a director of American Southwest Holdings, Inc. in Phoenix, Arizona.

James D. Klingbeil is Vice Chairman of the Board of Directors and the Chairman and Chief Executive Officer of Klingbeil Multifamily Fund IV and Klingbeil Multifamily Fund V, f/k/a American Apartment Communities III, and Klingbeil Multifamily Fund VI. He was Chairman and Chief Executive Officer of American Apartment Communities II from 1995 until its merger with the company in December of 1998. He is also Chairman and Chief Executive Officer of Klingbeil Capital Management, The Klingbeil Company and Khempco Building Supply Company. He currently serves as a director of Broad Street Financial and numerous private companies. He is also a member of the Board of Trustees of the Urban Land Institute.

Robert C. Larson has been Chairman of the Board of Directors since March 2001. He is a Managing Director of Lazard Alternative Investments LLC and Chairman and Managing Principal of Lazard Real Estate Partners LLC. He is also chairman of Larson Realty Group, a privately owned, Detroit-based company engaged in real estate investment, development, management and leasing. Mr. Larson currently serves as a Director of Atria Senior Living Group, Inc., and InterContinental Hotels Group, PLC. He was a Managing Director of Lazard Frères & Co. LLC from 1999 until May 2005. Prior to joining Lazard, Mr. Larson was Chairman of the Taubman Realty Group from 1990 until 1998, Chief Executive Officer from 1988 through 1990 and President and Chief Operating Officer from 1978 until 1988. He joined Taubman in 1974 as Senior Vice President. Previously he held various management positions with Inland Steel Company in Chicago.

Thomas R. Oliver was Chairman of InterContinental Hotels, Inc. from 2002 until his retirement on March 31, 2003. From 1997 to October 2002 he also served as Chief Executive Officer of InterContinental Hotels, Inc. From 1996 to 1997 he was Chief Executive Officer of AudioFax, Inc. and from 1993 to 1996 he was Chief Executive Officer of VoiceCom Systems, Inc. From 1991 to 1993 Mr. Oliver served as Chief Operating Officer and Executive Vice President of Worldwide Customer Operations for FedEx. At FedEx he led the development and launch of the FedEx letter packaging concept, and created and led the quality process that enabled FedEx to become the first American service company to win the United States Malcolm Baldrige National Quality Award. He currently serves as a director of Interface, Inc., the world’s largest manufacturer and marketer of carpet tiles.

Lynne B. Sagalyn, Ph.D. has been a Professor of Real Estate Development and Planning at the University of Pennsylvania, with appointments in both the School of Design (City Planning) and the Wharton School (Real Estate) since January 2004. Previously, she was the Earle W. Kazis and Benjamin Schore Director of the M.B.A. Real Estate Program and director of the Paul Milstein Center for Real Estate at the Columbia University Graduate School of Business, where she was a professor and the director of the program from 1992 through 2003. From 1991 to 1992, she was a visiting professor at Columbia University. From 1987 to 1991, she was an associate professor of Planning and Real Estate Development at Massachusetts Institute of Technology. She is also on the faculty of the Weimer School for Advanced Studies in Real Estate and Land Economics. Dr. Sagalyn is a trustee and Chair of the Audit Committee of Capital Trust, Inc., a public real estate investment trust that specializes in real estate lending, a member of the Advisory Board of Goldman Family Enterprises and on the Advisory Board of the Taubman Center for State and Local Government at the J.F.K. School of Government at Harvard University. She has also served on the New York City Board of Education Chancellor’s Commission on the Capital Plan.

Mark J. Sandler was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, in charge of its real estate operations until his retirement in October 1988. From 1968 through 1980 he was a Partner with Donaldson Lufkin & Jenrette, an investment banking firm. Since that time, Mr. Sandler has managed his personal and family investments. Mr. Sandler was a director of South West Property Trust Inc. at the time we acquired South West in 1996. He served as a Trustee of Amherst College and of Northfield Mt. Hermon School and was also a founder of New Jersey SEEDS, which provides private school education for gifted , motivated but financially disadvantaged children.

Thomas W. Toomey has been our Chief Executive Officer and President since February 2001. Prior to joining us, Mr. Toomey was with Apartment Investment and Management Company, or AIMCO, a publicly traded real estate investment trust, where he served as Chief Operating Officer for two years and Chief Financial Officer for four years. During his tenure at AIMCO, Mr. Toomey was instrumental in the growth of AIMCO from 34,000 apartment homes to 360,000 homes. He has also served as a Senior Vice President at Lincoln Property Company, a national real estate development, property management and real estate consulting company, from 1990 to 1995. He currently serves as a member of the board of the National Association of Real Estate Investment Trusts, the National MultiHousing Council, a member of the Real Estate Roundtable and a trustee of the Oregon State University Foundation.

Thomas C. Wajnert is self-employed and provides advisory services within the financial services industry. He currently serves as a Senior Advisor to Bear Stearns Merchant Banking. Mr. Wajnert had been Managing Director of Fairview Advisors, LLC, a merchant bank, from January 2002 to July 2006. He was Chairman and Chief Executive Officer of SEISMIQ, Inc, a provider of advanced technology to the commercial finance and leasing industry, from its founding in April 2000 until December 2001. Mr. Wajnert also was the Chairman of EPIX Holdings, Inc., a professional employer organization, from March 1998 until November 2003, where he also served as Chief Executive Officer from March 1998 to April 1999. Previously, Mr. Wajnert was Chairman of the Board of Directors from January 1992 until December 1997, and Chief Executive Officer from November 1984 until December 1997, of AT&T Capital Corporation (NYSE), a commercial finance and leasing company. He was self-employed from December 1997 to March 1998. Mr. Wajnert serves on the boards of directors of Reynolds American, Inc. (NYSE) and NYFIX, Inc.

Vote Required and Board of Directors’ Recommendation

The eleven nominees receiving the highest number of affirmative votes cast at the meeting shall be elected as directors.

Our board of directors recommends that the stockholders vote “FOR” the director nominees listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) the named executive officers, (3) all of our directors and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of April 4, 2008.

	Amount and Nature of Beneficial Ownership
				Shares for Which
				Beneficial
			Shares for Which	Ownership can
			Beneficial	be Acquired
			Ownership can	Upon
	Shares		be Acquired	Redemption of		Total Beneficial Ownership
	Beneficially		Within 60	Partnership		Number of	Percent of
Name of Beneficial Owner	Owned		Days(1)	Interests(2)		Shares(1)(3)	Class(3)(4)

James D. Klingbeil	100,356	(5)	—	1,817,527	(5)	1,917,883	1.47%
Thomas W. Toomey	645,453	(6)	493,410	614,925		1,753,788	1.35%
Jon A. Grove	247,554		389,863	—		637,417	*
W. Mark Wallis	111,265	(7)	201,296	273,897	(8)	586,458	*
Richard A. Giannotti	155,018		93,333	48,815		297,166	*
Warren L. Troupe	176,911		—	—		176,911	*
Mark J. Sandler	165,853	(9)	—	—		165,853	*
Lynne B. Sagalyn	57,034	(10)	33,943	—		90,977	*
Robert P. Freeman	76,679		—	—		76,679	*
Michael A. Ernst	51,829		—	—		51,829	*
Robert C. Larson	31,011		19,231	—		50,242	*
Matthew T. Akin	39,586		23,135	6,036		68,757	*
Thomas R. Oliver	22,306	(11)	—	—		22,306	*
Eric J. Foss	21,604		—	—		21,604	*
Katherine A. Cattanach	12,334		—	—		12,334	*
Thomas C. Wajnert	12,334		—	—		12,334	*
All directors and executive officers as a group (26 persons)	1,321,007		1,475,642	2,777,616		6,183,876	4.66%
FMR Corp.(12)	16,402,338		—	—		16,402,338	12.75%
Cohen & Steers, Inc.(13)	12,494,433		—	—		12,494,433	9.71%
Barclay’s Global Investors, N.A(14)	8,594,791		—	—		8,594,791	6.68%
The Vanguard Group Inc.(15)	8,271,634		—	—		8,271,634	6.43%

*	Represents beneficial ownership of less than 1%, based on 128,676,505 shares of common stock outstanding as of April 4, 2008. On April 4, 2008, there were 2,803,812 shares of our Series E preferred stock and 666,293 shares of our Series F preferred stock outstanding.

(1)	Assumes exercise in full of all options exercisable within 60 days of April 4, 2008, by our directors and executive officers. For Mr. Grove, this also includes 334,584 shares beneficially held in ASR Investments Corporation Key Executive Share Option Plan.

(2)	Includes the number of shares of common stock into which partnership units (“OP Units”) of United Dominion Realty, L.P., a Delaware limited partnership (“UDR LP”), beneficially owned by the person are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption. The holder of the OP Units has the right to require UDR LP to redeem all or a portion of the OP Units held by the holder in exchange for a cash payment based on the market value of our common stock at the time of redemption. However, UDR LP’s obligation to pay the cash amount is subject to the prior right of the company to acquire such OP Units in exchange for either the cash amount or shares of our common stock.

(3)	Such beneficial ownership calculations assume that all OP Units beneficially owned by the person indicated and outstanding as of April 4, 2008, are redeemed in exchange for shares of common stock (notwithstanding any holding period requirements or exchange rights). See Notes (2) and (6).

(4)	Based on 130,193,783 shares of common stock outstanding at the close of business on April 4, 2008. Shares issuable pursuant to options which are exercisable within 60 days of April 4, 2008, or upon redemption of the OP Units, are deemed outstanding for computing the percentage of the person holding such options or shares, but are not deemed outstanding for computing the percentage of any other person.

(5)	Shares beneficially owned include 44,345 shares of common stock held by PKD Foundation. Mr. Klingbeil has the power to direct the voting of such shares. Mr. Klingbeil is deemed to indirectly beneficially own 1,817,527 shares of common stock into which OP Units directly owned by certain limited partnerships and limited liability companies are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption. Includes 537,237 OP Units pledged as security.

(6)	Includes 78,688 shares of common stock pledged as security.

(7)	Includes 3,350 shares of common stock indirectly held by a SEP IRA and 43,239 shares of common stock pledged as security.

(8)	Includes 43,239 shares of common stock pledged as security and 20,000 Series A OP Units (30,180 common share equivalents) owned by Wallis Investments LLC.

(9)	Includes 15,000 shares indirectly held in a trust for Mr. Sandler’s children.

(10)	Includes 1,200 shares of common stock held by Dr. Sagalyn’s husband and 500 shares of common stock jointly owned by Dr. Sagalyn and her daughter, which shares Dr. Sagalyn may be deemed the beneficial owner of as a result of her shared power to vote and dispose of such shares. Dr. Sagalyn disclaims any beneficial ownership interest in such shares. Includes 3,000 shares of common stock pledged as security.

(11)	Includes 11,972 shares of common stock indirectly held in a trust for Mr. Oliver’s family.

(12)	Beneficial ownership is as of December 31, 2007, as reflected in a statement on Schedule 13G filed by FMR LLC on behalf of Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, with the SEC on February 14, 2008. Based on information contained in the Schedule 13G, Fidelity is the beneficial owner of 13,931,048 shares or 10.38% of our common stock as a result of acting as investment adviser to various investment companies. FMR Corp. has its principal place of business at 82 Devonshire Street, Boston, Massachusetts 02109. The ownership of one investment company, Real Estate Investment Portfolio, amounted to 9,136,460 shares or 6.81% of the common stock outstanding. Real Estate Investment Portfolio has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR LLC, through its control of Fidelity, and the funds each has the sole power to dispose of the 13,931,048 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Pyramis Global Advisors, LLC is the beneficial owner of 112,804 shares or 0.08% of the common stock outstanding as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management Trust Company, each has the sole power to dispose of the 112,804 shares owned and the sole power to vote or to direct the voting of 112,804 shares of common stock owned by the institutional account(s) discussed above. Strategic Advisers, Inc. provides investment advisory services to individuals. As such, FMR Corp.’s beneficial ownership includes 1,786 shares of the common stock outstanding, beneficially owned through Strategic Advisers, Inc. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited is the beneficial owner of 951,600 shares of the common stock outstanding.

(13)	Beneficial ownership is as of December 31, 2007, as reflected in a statement on Schedule 13G filed by Cohen & Steers, Inc. (“C&S”) with the SEC on February 13, 2008. Based on information contained in the

Schedule 13G, C&S is the beneficial owner of 12,494,433 shares or 9.31% of our common stock. C&S has its principal business office at 280 Park Ave., 10th Floor, New York, NY 10017. C&S has the sole power to dispose of the 12,494,433 shares owned. C&S has the sole power to vote or direct the voting of 11,451,953 shares owned. Cohen & Steers Capital Management, Inc. , a wholly-owned subsidiary of C&S, is the beneficial owner of 12,445,234 shares. Cohen & Steers Capital Management, Inc. has its principal business office at 280 Park Ave., 10th Floor, New York, NY 10017. Cohen & Steers Capital Management, Inc. has the sole power to dispose of the 12,445,234 shares owned. Cohen & Steers Capital Management, Inc. has the sole power to vote or direct the voting of 11,428,657 shares owned. Cohen & Steers Europe S.A., which is jointly owned by C&S and Cohen & Steers Capital Management, Inc., is the beneficial owner of 49,199 shares. Cohen & Steers Europe S.A. has its principal business office at Chausee de la Hulpe 116, 1170 Brussels, Belgium. Cohen & Steers Europe S.A. has the sole power to dispose of the 49,199 shares owned. Cohen & Steers Europe S.A. has the sole power to vote or direct the voting of 23,296 shares owed.

(14)	Beneficial ownership is as of December 31, 2007, as reflected in a statement on Schedule 13G filed by Barclays Global Investors, NA (“Barclays”) with the SEC on February 5, 2008. Based on information contained in the Schedule 13G, Barclays is the beneficial owner of 8,594,791 shares or 6.41% of our common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Barclays, amounted to 3,885,514 shares or 2.90% of the common stock outstanding. Barclays has its principal business office at 45 Fremont Street, San Francisco, CA 94105. Barclays has the sole power to dispose of the 3,885,514 shares owned. Barclays has the sole power to vote or direct the voting of 2,845,537 shares owned. The ownership of another investment company, Barclays Global Fund Advisors, amounted to 4,392,122 shares or 3.27% of the common stock outstanding. Barclays Global Fund Advisors has its principal business office at 45 Fremont Street, San Francisco, CA 94105. Barclays Global Fund Advisors has the sole power to dispose of the 4,392,122 shares owned. Barclays Global Fund Advisors has the sole power to vote or direct the voting of the 4,392,122 shares owned. The ownership of another investment company, Barclays Global Investors, Ltd., amounted to 133,590 shares. Barclays Global Investors, Ltd. has its principal business office at 1 Royal Mint Court, London, EC3N 4HH. Barclays Global Investors, Ltd. has the sole power to dispose of the 133,590 shares owned. Barclays Global Investors, Ltd. has the sole power to vote or direct the voting of 113,613 shares owned. The ownership of another investment company, Barclays Global Investors Japan Limited, amounted to 183,565 shares. Barclays Global Investors Japan Limited has its principal business office at Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. Barclays Global Investors Japan Limited has the sole power to dispose of the 183,565 shares owned. Barclays Global Investors Japan Limited has the sole power to vote or direct the voting of the 183,565 shares owned.

(15)	Beneficial ownership is as of December 31, 2007, as reflected in a statement on Schedule 13G filed by The Vanguard Group Inc. (“Vanguard”) with the SEC on February 27, 2008. Based on information contained in the Schedule 13G, Vanguard is the beneficial owner of 8,271,634 shares or 6.16% of our common stock. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has the sole power to dispose of the 8,271,634 shares owned. Vanguard has the sole power to vote or direct the voting of 43,467 shares owned. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 36,660 shares. Vanguard Fiduciary Trust Company has the sole power to vote or direct the voting of the 36,660 shares owned.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Design and Philosophy.  Our compensation programs are designed to further our strategic plan and our goal of increasing stockholder value by providing equitable economic motivation to our executive officers and other key employees. The compensation of each of our executive officers is influenced significantly by the executive officer’s performance, measured by financial, non-financial and market performance, as well as the compensation levels of appropriate peer group companies. More specifically, our compensation program seeks to:

•	be grounded in the mission of our business and reflect key strategic imperatives and talent needs;

•	remain consistent with our operating style, shared values, compensation history and overall culture;

•	become a strategic advantage rather than simply a means for staying competitive;

•	provide appropriate incentives for the executive officers while aligning their interests with those of our stockholders;

•	attract and retain management talent by providing compensation competitive with other publicly traded and privately held real estate investment companies; and

•	focus executive officers on current and long-term business objectives and critical issues.

Our Compensation Committee, which is composed of independent members of our board of directors, is responsible for developing and administering compensation programs for (1) executive officers, including base salaries and annual and long-term incentive compensation plans, and (2) long-term incentive compensation plans for all of our associates. The independent directors meet each year in executive session, without the CEO present, to evaluate the performance of our CEO and determine and approve our CEO’s compensation. Our CEO makes recommendations to, and consults with, the Compensation Committee as to the amount of proposed base salaries for the executive officers who report directly to our CEO. After such consultation, the Compensation Committee sets the base salaries for the year for these executive officers and approves salary ranges for other executive officers, typically through competitive “benchmarking” based primarily on salaries paid for similar positions within the real estate and REIT industry (with an emphasis on the multi-family sector) as published in industry statistical surveys and the proposed base salary relative to that of the other executive officers.

Our compensation philosophy is that total direct compensation, or TDC, which consists of base salary, annual incentive compensation and long-term incentive compensation, and each individual element of TDC, should be targeted at median levels of similarly-sized relevant peer group companies when performance objectives are met. As an executive’s level of responsibility increases, a greater portion of TDC is based on long-term performance-based incentive compensation and less on base salary, thereby creating the potential for greater variability in the individual’s compensation level from year to year. Performance-based compensation can significantly exceed median levels for superior results and fall well below median levels when performance objectives are not achieved. With respect to our senior executives, such as our named executive officers, the peer group is made up of a diversified group of 15 comparably-sized public REITs. For 2007, this peer group, which we refer to as the “diversified public REIT peer group,” included the following companies: Apartment Investment and Management Company (NYSE: AIV), Archstone-Smith Trust (NYSE: ASN), AvalonBay Communities Inc. (NYSE: AVB), BRE Properties, Inc. (NYSE: BRE), Camden Property Trust (NYSE: CPT), CBL & Associates Properties, Inc. (NYSE: CBL), Colonial Properties Trust (NYSE: CLP), Developers Diversified Realty Corporation (NYSE: DDR), Essex Property Trust (NYSE: ESS), Home Properties, Inc. (NYSE: HME), Liberty Property Trust (NYSE: LRY), The Macerich Company (NYSE: MAC), Mack-Cali Realty Corporation (NYSE: CLI), New Plan Excel Realty Trust, Inc. (NYSE: NXL) and Regency Centers Corporation (NYSE: REG). With respect to our other executive officers, the peer group includes other publicly traded and private real estate investment companies against which we compete.

Forms of Compensation.  The mix, level and structure of the elements of TDC (base salary, annual incentive compensation, which we refer to in this proxy statement as “bonuses,” and long-term incentive, or “LTI,” compensation), reflect real estate industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy. An analysis by Mercer Human Resource Consulting reflects that the average market median compensation mix for the top five named executive officer positions was as follows: base salary: 28% of overall compensation; bonus 29% of overall compensation, and LTI compensation: 43% of overall compensation. Under our compensation structure, the mix of base salary, bonus and LTI compensation has varied. For the CEO and Executive Vice Presidents (and equivalents) the base salary has been approximately 20%-25% of TDC, bonuses have been approximately 40%-45%, and LTI compensation has been approximately 35%-40%. We believe these allocations are consistent with median levels for peer group companies and our overall compensation philosophy as described above.

Base Salary.  The Compensation Committee annually reviews and determines the base salary of our named executive officers in consultation with our CEO. Base salaries are determined through competitive “benchmarking” based primarily on general industry salary surveys and supplemented by detailed analysis of selected industry or market peers. In setting named executive officer base salaries, the Compensation Committee considers the individual officer’s qualifications, performance against specific goals and the competitive market for qualified executives.

Annual Incentive Compensation.  Annual bonuses for our named executive officers are designed to reward performance measured against key annual financial and strategic objectives generally derived from our business plans and those of our major business units. No bonus is paid until threshold performance (usually expressed as a percentage of the goals set for the seven performance variables) is achieved and a minimum bonus is paid at the threshold performance, generally based on the 50th percentile of the peer group companies. Bonuses are paid for achieving the performance goals and there is typically a cap on bonuses paid, generally based on the 75th percentile of the peer group companies. The range between the threshold and cap provides a range in which executive officers may receive incremental increases to bonuses in amounts that correspond to incremental improvements in performance. With respect to other executive officers, our CEO establishes individual goals and performance measures and targets that vary based on company, departmental and personal performance objectives. The company’s overall bonus structure is reviewed annually by the Compensation Committee. In 2007, bonuses were paid in cash, shares of our common stock or a combination of cash and shares of our common stock and options to purchase shares of our common stock.

Long-Term Incentive Compensation.  Our LTI compensation plans are designed to foster significant ownership of our common stock by our management, to align the interests of our management with the creation of stockholder value and to motivate our management to achieve long-term growth and success of our organization. Our LTI plans are designed to measure success through Net Asset Value, or “NAV,” and FFO growth and earnings growth, which will create stockholder value. Both the annual and long-term components of LTI compensation are generally earned based on meeting or exceeding targeted increases in NAV, FFO, net operating income from operations and dividends. Given UDR’s emphasis on performance, the time vested restricted stock is used only selectively for purposes of promotion, retention and recruiting.

In 2007, the components of our LTI compensation were Performance Accelerated Restricted Stock Awards, or “PARS” under the 1999 Long-Term Incentive Plan and time vested restricted stock grants, each of which focus on current year FFO results compared to our target and to a peer group consisting of apartment REITs (using a matrix with FFO results compared to the target as the primary component and performance compared to the peer group as a modifier) and our Out-Performance Programs, which focus on long-term total return of our stockholders compared to a threshold rate. The Compensation Committee considers the Out-Performance Programs, the PARS Programs, time vested restricted stock grants and grants of stock options to be the principal methods of retaining key members of senior management and incentivising them to focus on increasing dividend income and share price appreciation. Each of these programs is intended to align the interests of our executive officers with those of our stockholders. The Compensation Committee reviews the LTI compensation at least annually to ensure that the key elements continue to meet the company’s objective of enhancing the alignment of our executive officers’ interests with those of our stockholders.

For 2008, the Compensation Committee has eliminated the Out-Performance Program, which is linked to the company’s share price, in favor of the new plan because the Compensation Committee believes an LTI plan based on FFO and NAV growth more directly links the executive’s compensation with value creation, and introduced a new LTI plan based on FFO and NAV growth, two key measures which the Compensation Committee believes will create stockholder value. The initial participants in the new plan will be Messrs. Toomey and Wallis and Warren L. Troupe, our Senior Executive Vice President and General Counsel, but the plan could be expanded to include additional participants with the approval of the Compensation Committee. The compensation to be paid pursuant to the plan will be based upon FFO and NAV growth for 2008. The compensation linked to FFO growth will utilize the existing PARS program structure and the compensation linked to NAV growth will utilize a time-vested restricted stock structure similar to the PARS program. For 2008, the Compensation Committee has approved awards of $1,000,000 of FFO-linked compensation and $1,000,000 of NAV-linked compensation for Mr. Toomey, and $700,000 of FFO-linked compensation and $700,000 of NAV-linked compensation for Messrs. Wallis and Troupe. Actual awards may vary from 50% at a minimum threshold to 100% at target, with a maximum of 200% at predetermined levels above the target. Under the plan, the Compensation Committee can reduce the awards up to

20%, at its discretion, but cannot increase the awards. In addition, the Compensation Committee has introduced a new LTI plan based on FFO growth for other members of senior management.

Retirement Plans.  We have a Profit Sharing Plan, which is a defined contribution plan covering all eligible full-time employees. Under the Profit Sharing Plan, we make discretionary profit sharing and matching contributions to the plan as determined by the Compensation Committee. Details regarding our matching contributions for our named executive officers are set forth below under the Summary Compensation Table.

Perquisites and Other Benefits.  We annually review the perquisites that our executive officers receive. The primary perquisites for senior managers at or above the level of executive vice president (and equivalents) are company-paid health insurance (including dental), life insurance, disability insurance and accidental death and disability insurance.

Our executive officers also participate in our other benefit plans on the same terms as other employees. These plans include group health insurance, dental insurance, long-term disability insurance and life insurance. Relocation benefits are also paid but are individually negotiated when they occur.

Compensation Consultants.  We have engaged Mercer Human Resource Consulting to advise the Compensation Committee on all principal aspects of executive compensation, including competitiveness of the program design, and provide analysis with respect to the named executive officers and other executive officers. Mercer reports directly to the Compensation Committee and the Compensation Committee is free to replace Mercer or to hire additional consultants from time to time.

As part of their engagement, Mercer provides the Compensation Committee and the CEO with a market pay analysis of composite market values for base salary, total cash compensation (consisting of base salary plus annual incentives), LTI and total direct compensation. In addition, Mercer reviews the competitiveness of the pay levels of our named executive officers and company performance against pay and performance levels for a diversified REIT peer group of 15 comparably-sized REITs, a number of whom are direct competitors with the company. For 2007, the diversified REIT peer group included the companies previously listed under “Compensation Design and Philosophy.” The Compensation Committee also considers recommendations from management (and any consultants retained by management) and reviews information concerning compensation offered by other companies in the REIT industry, as well as other publicly traded companies similar in size and growth rate to the company.

In addition, at the direction of the Compensation Committee, management retained Semler Brossy Consulting Group, LLC to assist management in reviewing the compensation program for all employees, including the executive officers and other key employees, and proposing changes to the program for review by the Compensation Committee.

Our Compensation Committee has retained an independent consultant, Independent Compensation Committee Adviser, LLC (“Independent Consultant”), to help the Compensation Committee understand all of the relevant compensation, financial and technical information it needs to make proper decisions regarding executive compensation. The Independent Consultant generally attends meetings of the Compensation Committee where compensation is discussed, participates in executive sessions of the Compensation Committee and also communicates with the Chair of the Compensation Committee outside of meetings.

The Independent Consultant is available to the Compensation Committee, as needed, to:

•	review recommendations from management (and any consultants retained by management) and provide an additional layer of peer review to their analyses and recommendations to the Compensation Committee;

•	join other consultants in explaining relevant information and provide additional feedback to the Compensation Committee;

•	help the Compensation Committee to identify key issues; and

•	review and comment upon all plans, agreements or other documents or actions the Compensation Committee is asked to adopt or approve.

The Compensation Committee has told the Independent Consultant that:

•	the Independent Consultant is to act independently of management;

•	the Independent Consultant is to act at the direction of the Compensation Committee; and

•	the Independent Consultant’s ongoing engagement will be determined by the Compensation Committee.

Accordingly, the Independent Consultant provides no other services for the company.

How We Determined Compensation for 2007.  The Compensation Committee annually reviews and determines the base salary of our named executive officers. Base salaries are determined through competitive “benchmarking” based primarily on general industry salary surveys and supplemented by detailed analysis of selected industry or market peers. For 2007, the selected industry or market peers consisted of the diversified REIT peer group companies previously listed under “Compensation Design and Philosophy.” In setting named executive officer base salaries, the Compensation Committee considers the individual officer’s qualifications, performance against specific goals and the competitive market for qualified executives. In 2007, the annual incentive compensation of our executive officers was based 25% on the company’s performance and 75% on the individual’s performance against specific goals. Each executive sets specific goals, which are reviewed with the Chief Executive Officer. The Compensation Committee uses this mix of the company’s performance and the individual’s performance to determine an overall performance rating, or percentile, for the executive, and then compares the executive’s performance rating against the percentile bonuses in peer group companies. The Chief Executive Officer, in consultation with the Compensation Committee, intends to review the mix for 2008 to determine if it is appropriate or should be modified.

Company Performance.  The company’s performance is evaluated based on the following seven performance variables compared to relevant peer group companies: total stockholder return, or TSR; FFO growth; earnings multiple improvement; same store revenue growth; same store expense growth, dividend growth and FFO payout ratios. For 2007, our overall company performance is at the 60th percentile when compared to the relevant peer group companies, which consists of nine publicly traded apartment REITs, three of which have national portfolios and six of which have regional portfolios. We believe that meeting our goals in these areas will further our goal of increasing stockholder value. 25% of the executive’s total compensation is based upon company performance.

Individual Performance.  The individual’s performance is evaluated against specific goals set by the executives and reviewed by our CEO or in the CEO’s case, by the board of directors. 75% of the executive’s total compensation is based upon the evaluation of the executive’s achievement of the specific goals and the recommendation of our CEO as to the executive’s performance.

Compensation of CEO.  25% of Mr. Toomey’s compensation was based upon the company’s performance and 75% was based on the degree to which Mr. Toomey met individual goals established at the beginning of the year between Mr. Toomey and the Compensation Committee and evaluations of his performance during the year by the Compensation Committee and our board of directors.

In February 2008, the Compensation Committee awarded Mr. Toomey a bonus of $1.3 million for fiscal 2007, $1 million of which is payable in cash, restricted common stock or a combination of cash and restricted common stock, at Mr. Toomey’s discretion, and $300,000 of which is payable in the form of an option to purchase 173,410 shares of common stock at an exercise price of $26.40 per share. The exercise price for the options was at a 20% premium to the market price of our stock at the date of grant, which represents a TSR in excess of 11% when combined with UDR’s dividend level. The options have a term of seven years and the number of options was determined using the Black-Scholes Merton formula for estimating the option value.

Compensation of Other Executive Officers.  The Compensation Committee generally makes its final compensation decisions for each fiscal year after the end of that fiscal year including determining bonuses, which may consist of a combination of cash, restricted stock and LTI awards, if any. LTI awards to our executive officers reviewed and approved by the Compensation Committee were recommended by our CEO. Primary considerations were the performance of the company in meeting the goals set for the seven performance variables, as well as the assessed contribution of the individual executives to the company’s performance and the degree to which the individual executives attained their individual goals.

After the end of the fiscal year, base salaries and criteria for bonuses and LTI compensation are set for the following fiscal year. In accordance with our stated compensation philosophy, we increased the other executive officers’ base salaries for fiscal 2008 by approximately 0% to 25% so that they were generally at the median level of the base salary of companies in the relevant peer group, also taking into account each officer’s qualifications, performance against specific goals and the competitive market for qualified executives.

Severance and Change of Control Arrangements.

Benefits in the Event of a Change of Control.  Under the provisions of our 1999 Long-Term Incentive Plan, all outstanding options, stock appreciation rights and other awards that may be exercised generally become fully exercisable and all restrictions on outstanding awards will lapse upon the occurrence of a change of control unless otherwise provided in the award agreement. “Change of control” is defined in the Plan as (1) a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated; (2) the transfer or sale of all or substantially all of our assets other than to an affiliate or subsidiary of ours; (3) the liquidation of our company; or (4) the acquisition by any person, or by a group of persons acting in concert, of more than 50% of our outstanding voting securities, which results in the resignation or addition of 50% or more independent members of our board of directors.

In addition, our letter agreement dated May 26, 2006 with Mr. Ernst, our Chief Financial Officer, provides that, in the event of a change of control, all of Mr. Ernst’s outstanding options, restricted stock, OPPSs Units and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by Mr. Ernst (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or stockholder value plan shall become fully vested and immediately payable. Additionally, within the first 24 months of Mr. Ernst’s employment, if a change of control occurs he will be paid a minimum of two times his two-year average salary and incentive bonus.

Severance Benefits.  We believe that, in order to attract and retain the best management talent, companies should provide reasonable severance benefits to employees. We believe these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former employee as soon as practicable. With respect to our senior management, severance benefits are individually negotiated.

Under the terms of our agreement with Mr. Ernst, if, prior to 36 months, his employment is terminated for any reason other than cause, any shares of restricted stock held by Mr. Ernst will fully vest. Under the terms of the agreement, “cause” may be defined as fraud, theft, willful misfeasance, gross negligence or negligent performance of responsibilities or duties. If Mr. Ernst had been terminated effective December 31, 2007 for any reason other than cause, the total value of his severance benefits would have been $544,347.

On December 8, 1998, we entered into an employment agreement with Richard A. Giannotti, our Executive Vice President — Redevelopment. Under the terms of the agreement, we have agreed to pay Mr. Giannotti an annual base salary of at least $175,000. For 2007 and 2006 we paid Mr. Giannotti a base salary of $240,000. The employment agreement also provides that Mr. Giannotti shall have the opportunity to earn an annual bonus of at least 45% of his base salary, based upon the company and Mr. Giannotti meeting certain performance goals and objectives as determined by the Compensation Committee. Mr. Giannotti received a bonus of $225,000 for 2006 and a bonus of $550,000 for 2007. The employment agreement also provides that Mr. Giannotti may participate in the company’s long-term compensation plans for senior officers as adopted by the board of directors or the Compensation Committee.

Mr. Giannotti’s employment agreement is automatically renewable for successive one year periods, ending as of December 31 of each year, unless sooner terminated in accordance with the terms of agreement. If the company terminates the agreement without cause, Mr. Giannotti will be entitled to severance compensation that includes one year of base salary, annual incentive compensation actually earned, if any, prorated through the effective date of termination, and an amount equal to the sum of the annual incentive compensation actually earned over the two calendar years prior to the effective date of termination, divided by two. Mr. Giannotti is also entitled to certain compensation following a change of control of the company that results in his termination (unless the termination is by Mr. Giannotti other than for “good reason,” as such term is defined in the employment agreement). This compensation includes two years of base salary and the equivalent of two years of annual incentive compensation based upon the average annual incentive compensation earned by Mr. Giannotti for the two calendar years prior to the effective date of the termination, plus all other amounts to which he is entitled under any of the company’s compensation plans.

Under the terms of our agreement with Mr. Troupe, in the event of a change of control, all of his outstanding options, restricted stock, and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by Mr. Troupe (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable. Additionally, within the first 24 months of Mr. Troupe’s employment, should a change of control occur, he will be paid a minimum of 2 times his 2 year average salary and incentive bonus.

We generally negotiate severance benefits individually, and other than the agreements discussed above, we currently do not have any other contractual severance arrangements with our named executive officers.

Stock Ownership Guidelines.  Each of our executive officers is required to comply with our Executive Stock Ownership Guidelines. These guidelines require our executive officers to own a specified number of shares of the company’s common stock as determined by the executive officer’s position within four years of the date of the executive officer’s employment with the company. A copy of our Executive Stock Ownership Guidelines may be found on our corporate governance page on our website at www.udr.com.

Accounting and Tax Effects.  The impact of accounting treatment is considered in developing and implementing our compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to our executives. The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to our named executive officers, as regulated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our 1999 Long-Term Incentive Plan has been designed to permit awards under the plan to qualify as a “performance-based” and, therefore, compensation realized in connection with options and grants of restricted stock that qualify as performance-based are fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. The impact of Section 409A of the Code is also taken into account. The 1999 Long-Term Incentive Plan has been designed to comply with the requirements of Section 409A of the Code so as to avoid possible adverse tax consequences that may result from noncompliance.

Equity Granting Process.  Grants of stock options, restricted stock and other equity awards to our executive officers and other employees are approved by the Compensation Committee at regularly-scheduled meetings, or occasionally by unanimous written consent. If approval is made at a meeting, the grant date of the award is the date of the meeting; if approval is by unanimous written consent, the grant date of the award is the day the last Compensation Committee member signs the consent.

We have no practice of timing grants of stock options, restricted stock and other equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of the named executive officer compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis beginning on page 17 of this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Jon A. Grove, Chair
James D. Klingbeil
Thomas R. Oliver
Lynne B. Sagalyn

Compensation of Executive Officers

The following table summarizes total compensation for the 2006 and 2007 fiscal years earned by our principal executive officer, our principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers at the end of 2007. The executive officers named in the table below are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

							Change
							in Pension
							Value and
				Stock		Non-Equity	Nonqualified
				Awards	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	($)	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	(1)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Toomey(2)	2007	$500,000	$500,000	$1,040,000	$300,000	-0-	-0-	$460,339	$2,800,339
Chief Executive	2006	$450,000	$500,000	$1,358,005	-0-	-0-	-0-	$388,138	$2,696,143
Officer and President
W. Mark Wallis(3)	2007	$360,000	$900,000	$546,500	-0-	-0-	-0-	$85,150	$1,891,650
Senior Executive	2006	$330,000	$1,000,000	$458,050	-0-	-0-	-0-	$70,119	$1,858,169
Vice President
Michael A. Ernst(4)	2007	$300,000	$545,000	$470,000	-0-	-0-	-0-	$71,882	$1,386,882
Executive Vice	2006	$150,000	$150,000	$289,489	-0-	-0-	-0-	$274,878	$864,367
President and Chief Financial Officer
Richard A. Giannotti(5)	2007	$240,000	$550,000	$35,933	-0-	-0-	-0-	$30,289	$856,222
Executive Vice	2006	$240,000	$225,000	$168,000	-0-	-0-	-0-	$36,470	$669,470
President — Redevelopment
Matthew T. Akin(6)	2007	$200,000	$400,000	$30,003	-0-	-0-	-0-	$50,626	$680,629
Senior Vice President	2006	$200,000	$350,000	$32,375	-0-	-0-	-0-	$36,308	$618,683
— Acquisitions & Dispositions
Martha R. Carlin(7)	2007	$340,000	$600,000	$54,866	-0-	-0-	-0-	$76,339	$1,071,205
Executive Vice	2006	$250,000	$500,000	$432,504	-0-	-0-	-0-	$58,731	$1,241,235
President, Director of Property Operations

(1)	The dollar amounts reflected in the “Stock Awards” column represent the aggregate grant date value, computed in accordance with FAS 123(R), of grants of shares that vest over multiple years.

(2)	Mr. Toomey received $500,000 of his 2007 bonus in cash and $500,000 in the form of a grant of 23,073 shares of restricted common stock at a price of $21.67 per share on the date of grant, which date was February 7, 2008. These shares of restricted common stock are reflected above under “Stock Awards.” The shares of restricted common stock vest on February 7, 2012. Distributions are paid on the shares of restricted common stock at the same rate as on unrestricted common stock. Mr. Toomey was awarded $540,000 in value of PARS in the form of a grant of 18,764 shares of PARS under the 2007 PARS Program. The shares of PARS vest pro rata on December 31 of each year for the four-year period ending on December 31, 2010. Mr. Toomey was also granted options to purchase 173,410 shares of common stock at an exercise price of $26.40 per share which was a 20% premium to the market price of the common stock at the date of grant. “All Other Compensation” includes $8,469 for company-paid health insurance (including dental) and $10,485 for company-paid life insurance, accidental death and disability insurance and disability insurance for Mr. Toomey. “All Other Compensation” also includes dividends received during fiscal 2007 on unvested restricted stock awards of $441,385.

(3)	Mr. Wallis received $900,000 of his 2007 bonus in the form of cash and $200,000 in the form of a grant of 9,229 shares of restricted common stock at a price of $21.67 per share on the date of grant, which was February 7, 2008. These shares of restricted stock are reflected above under “Stock Awards.” The shares of restricted common stock vest pro rata over a four-year period ending February 7, 2012. Distributions are paid on the restricted common stock at the same rate as on unrestricted stock. Mr. Wallis was awarded $346,500 in value of PARS in the form of a grant of 10,900 shares of PARS under the 2007 PARS Program. The shares of PARS vest pro rata on December 31 of each year for the four-year period ending on December 31, 2010. “All Other Compensation”

includes $5,687 for company-paid health insurance (including dental) and $6,000 for company-paid life insurance, accidental death and disability insurance and disability insurance for Mr. Wallis. “All Other Compensation” also includes dividends received during fiscal 2007 on unvested restricted stock awards of $73,463.

(4)	Mr. Ernst joined the company on July 5, 2006. His annual base salary for 2006 was $300,000. The amount reflected in the table above under “Salary” is the prorated amount of his annual base salary that he received in 2006. Mr. Ernst received $545,000 of his 2007 bonus in the form of cash and $155,000 in the form of a grant of 7,153 shares of restricted common stock at a price of $21.67 per share on the date of grant, which was February 7, 2008. These shares of restricted stock are reflected above under “Stock Awards.” The shares of restricted common stock vest pro rata over a four-year period ending February 7, 2012. Distributions are paid on the restricted common stock at the same rate as on unrestricted stock. Mr. Ernst was awarded $315,000 in value of PARS in the form of a grant of 9,909 shares of PARS under the 2007 PARS Program. The shares of PARS vest pro rata on December 31 of each year for the four-year period ending on December 31, 2010. “All Other Compensation” includes $8,469 for company-paid health insurance (including dental) and $6,000 for company-paid life insurance, accidental death and disability insurance and disability insurance for Mr. Ernst. “All Other Compensation” also includes dividends received during fiscal 2007 on unvested restricted stock awards of $57,413.

(5)	Mr. Giannotti received $550,000 of his 2007 bonus in the form of cash. Mr. Giannotti was awarded $35,933 in value of PARS in the form of a grant of 1,132 shares of PARS under the 2007 PARS Program. The shares of PARS vest pro rata on December 31 of each year for the four-year period ending on December 31, 2010. “All Other Compensation” includes $8,469 for company-paid health insurance (including dental) and $4,800 for company-paid life insurance, accidental death and disability insurance and disability insurance for Mr. Giannotti. “All Other Compensation” also includes dividends received during fiscal 2007 on unvested restricted stock awards of $17,020.

(6)	Mr. Akin received $400,000 of his 2007 bonus in the form of cash. Mr. Akin was awarded $30,003 in value of PARS in the form of a grant of 944 shares of PARS under the 2007 PARS Program. The shares of PARS vest pro rata on December 31 of each year for the four-year period ending on December 31, 2010. “All Other Compensation” includes $10,979 for company-paid health insurance (including dental) and $4,000 for company-paid life insurance, accidental death and disability insurance and disability insurance for Mr. Akin. “All Other Compensation” also includes dividends received during fiscal 2007 on unvested restricted stock awards of $35,647.

(7)	Ms. Carlin served as our Executive Vice President, Director of Property Operations until November 8, 2007, which was her last day of employment with us. For 2007, Ms. Carlin received a $1,496.25 non-discretionary 401(k) matching contribution made by us under our profit sharing plan. “All Other Compensation” includes $7,492 for company-paid health insurance (including dental) and $6,800 for company-paid life insurance, accidental death and disability insurance and disability insurance for Ms. Carlin. “All Other Compensation” also includes dividends received during fiscal 2007 on unvested restricted stock awards of $62,047.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to a named executive officer in the 2007 fiscal year.

											All
										All	Other
										Other	Option
										Stock	Awards:	Exercise
			Number of	Estimated Future Payouts			Estimated Future Payouts			Awards:	Number	or Base		Grant Date
			Non-Equity	Under Non-Equity Incentive			Under Equity Incentive			Number	of Securities	Price of	Closing	Fair Value
			Incentive	Plan Awards			Plan Awards			of Shares	Underlying	Option	Price on	of Stock
	Grant		Units	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Options	Awards	Grant	and
Name	Date	Approval	Granted	(#)	(#)	(#)	(#)	(#)	(#)	or Units	(#)	($/Sh)	Date	Option
(a)	(b)	Date	(#)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	($/Sh)	Awards

Thomas W. Toomey(1)	1/1/07	2/7/08	—	—	—	—	31,273	31,273	38,503	23,073	173,410	$26.40	$23.23	$800,000

W. Mark Wallis(1)	1/1/07	2/7/08	—	—	—	—	19,721	19,721	24,706	9,229	—	—	—	200,000

Michael A. Ernst(1)	1/1/07	2/7/08	—	—	—	—	16,515	16,515	22,460	7,153	—	—	—	155,000

Richard A. Giannotti	1/1/07	2/7/08	—	—	—	—	1,887	1,887	2,566	—	—	—	—	—

Matthew T. Akin	1/1/07	2/7/08	—	—	—	—	1,573	1,573	2,139	—	—	—	—	—

Martha R. Carlin(2)	1/1/07	2/7/08	—	—	—	—	18,427	18,427	25,061	—	—	—	—	—

(1)	Mr. Toomey, Mr. Wallis and Mr. Ernst received $500,000, $200,000 and $155,000 of their 2007 bonus, respectively, in the form of a grant of 23,073, 9,229 and 7,153 shares, respectively, of restricted common stock at a price of $21.67 per share on the date of grant, which was February 7, 2008.

(2)	Ms. Carlin’s last day of employment with us was November 8, 2007.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

PARS Program.  As part of our LTI compensation, executive officers are eligible to receive grants of Performance Accelerated Restricted Stock Awards, or “PARS,” under our 1999 Long-Term Incentive Plan. An executive may be awarded a number of shares of common stock with a target grant date value equal to a percentage of the executive’s base salary. The shares of common stock may be adjusted, upward or downward, based on the company’s FFO and incremental growth in FFO compared to selected peer companies in the REIT industry and our FFO targets during the performance period. The target award level is set by the Compensation Committee, in consultation with our CEO, each year and compares our performance to the relative performance of selected peer companies in the REIT industry during the performance period. Participants are paid dividends on the target award shares during the performance period.

The 2007 PARS Program commenced January 1, 2007 with a maximum pay-out of $4.9 million if the company’s performance was at 100% of targeted FFO and performance percentile. The number of PARS granted to the participants in the 2007 PARS Program was based on the closing price of our common stock on December 31, 2006, the date of the grant, which price was $31.79. The actual number of shares earned could have ranged from 0% to 136% of the target award level depending on the company’s performance during the performance period. For 2007 PARS grants, the FFO per share performance range was $1.71 to $2.00, with the number of PARS earned varying based on our FFO per share growth relative to REIT peers. For example, no PARS could be earned for FFO per share results below $1.71 per share unless our FFO per share growth was at or above the peer group median level. For the 2007 PARS Program, the Compensation Committee authorized actual awards at 60% of the target award level. The earned shares vest over four years. There were 92 participants in the 2007 PARS Program.

For the 2007 PARS Program, the target award levels expressed as a percentage of the 2007 base salary, the initial number of shares and the actual number of shares granted to our named executive officers was as follows:

	Percentage of	Target Award		Actual Award
	Base Salary	(Shares)		(Shares)

Thomas W. Toomey	200%	31,273	(2)	18,764
W. Mark Wallis	175%	19,721	(2)	11,833
Michael A. Ernst	175%	16,515		9,909
Richard A. Giannotti	25%	1,887		1,132
Matthew T. Akin	25%	1,573		944
Martha R. Carlin(1)	175%	18,427	(2)	5,563

(1)	Ms. Carlin’s last day of employment with us was November 8, 2007.

(2)	2,962, 1,555 and 4,665 shares at $33.76 per share were granted to Messrs. Toomey, Wallis and Ms. Carlin, respectively, on February 8, 2007.

In February 2008, the Compensation Committee approved the 2008 PARS Program, which commenced as of January 1, 2008 and could result in a maximum pay-out of $5.7 million if the company’s performance is at 100% of the targeted performance percentile. The actual number of shares earned could range from 0% to 124% of the target award level depending on the company’s performance during the performance period.

In addition, as discussed under “Long-Term Incentive Compensation,” the Compensation Committee introduced a new LTI plan based on FFO and NAV growth. For the new LTI plan, the targeted award levels and the initial number of shares granted to Messrs. Toomey and Wallis are as follows:

			Target Award	Actual Award
	Amount of Award		(Shares)	(Shares)

Thomas W. Toomey	$2,000,000	(1)	95,668	*
W. Mark Wallis	$1,400,000	(2)	66,968	*

*	Actual awards may vary from 50% at a minimum threshold to 100% at target, with a maximum of 200% at predetermined levels above the target. Under the plan, the Compensation Committee can reduce the awards up to 20%, at its discretion, but cannot increase the awards.

(1)	$1,000,000 FFO-linked compensation and $1,000,000 NAV-linked compensation.

(2)	$700,000 FFO-linked compensation and $700,000 NAV-linked compensation.

For the 2008 PARS Program, the target award levels expressed as a percentage of the 2008 base salary and the initial number of shares granted to others of our named executive officers under the target award are as follows:

	Percentage of	Target Award	Actual Award
	Base Salary	(Shares)	(Shares)

Michael A. Ernst	175%	25,113		*
Richard A. Giannotti	25%	2,870		*
Matthew T. Akin	25%	2,392		*
Martha R. Carlin(1)	—	—	—

*	The actual number of shares earned could range from 0% to 124% of the target award level depending on the company’s performance during the performance period.

(1)	Ms. Carlin’s last day of employment with us was November 8, 2007.

The number of PARS granted to the participants in the 2008 PARS Program was based on the trailing 20 day average closing price of our common stock on December 31, 2007, which price was $20.9055. It is anticipated that there will be 96 participants in the 2008 PARS Program.

Participants are paid dividends on the target award shares during the performance period. Subject to the participant’s continued employment with us, the target award shares and actual award shares, if applicable, vest pro rata over three years from the date of grant in three annual installments.

Out-Performance Programs.

Series A and Series B Programs.

Our stockholders approved our Series A Out-Performance Program in May 2001, pursuant to which certain of our executives and other key officers were given the opportunity to purchase interests in a limited liability company (the “Series A LLC”), the only asset of which was a special class of partnership units (which we refer to as the “Series A OPPSs”) of United Dominion Realty, L.P., a limited partnership in which we are the sole general partner (“UDR LP”), for an initial investment of $1.27 million. The Series A Out-Performance Program measured the performance of our common stock over a 28-month period beginning February 1, 2001 and ending on May 31, 2003. On December 21, 2007, the Series A LLC was dissolved and the Series A OPPSs were distributed pro rata to the participants.

The Series A Program was designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock, measured by the cumulative amount of dividends paid plus share price appreciation during the measurement period, exceeded the greater of (a) the cumulative total return of the Morgan Stanley REIT Index over the same period; and (b) is at least the equivalent of a 30% total return, or 12% annualized.

At the conclusion of the measurement period on May 31, 2003, the total return on our common stock satisfied these criteria. As a result, the holders of the Series A OPPSs are entitled to receive distributions and allocations of income and loss from UDR LP equal to the distributions and allocations that would be received on 1,853,204 partnership units of UDR LP (which we refer to as “OP Units”). Such distributions and allocations are distributed to the participants on a pro rata basis based on their ownership of the Series A OPPSs.

In May 2003, our stockholders approved the Series B Out-Performance Program pursuant to which certain of our executive officers were given the opportunity to purchase interests in the Series B limited liability company, the only asset of which is a special class of partnership units of UDR LP (which we refer to as the “Series B OPPSs”). The purchase price for the Series B OPPSs was determined by our board of directors to be $1 million, assuming 100% participation, and was based upon the advice of an independent valuation expert. The Series B Program measured the cumulative total return on our common stock over the 24-month period from June 1, 2003 to May 31, 2005.

The Series B Program was designed to provide participants with the possibility of substantial returns on their investment if the total cumulative return on UDR, Inc.’s common stock, as measured by the cumulative amount of dividends paid plus share price appreciation during the measurement period (a) exceeded the cumulative total return of the Morgan Stanley REIT Index peer group over the same period; and (b) was at least the equivalent of a 22% total return, or 11% annualized. At the conclusion of the measurement period on May 31, 2005, the total cumulative return on our common stock did not satisfy these criteria. As a result, there was no payout under the Series B Program and the investment made by the holders of the Series B OPPSs was forfeited.

Five-Year Out-Performance Program

Overview.  In May 2005, our stockholders approved our five-year Out-Performance Program, which includes our Series C, Series D and Series E Out-Performance Programs. Pursuant to the five-year Out-Performance Program, certain of our executive officers and other key employees may be given the opportunity to purchase various series of performance shares of UDR LP, which we refer to generally as “OPPSs.” The OPPSs are not securities of UDR, Inc.

Our five-year Out-Performance Program is designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeds targeted levels, while putting the participants’ investment at risk if those levels are not exceeded. The Out-Performance Program is administered by our Compensation Committee, and participants are recommended to the Compensation Committee by the Chief Executive Officer. Members of the board of directors who are not our employees are not eligible to participate in the Out-Performance Program.

Each series of OPPSs will be issued by UDR LP to a separate limited liability company, referred to herein as an “LLC,” formed for the benefit of selected executive officers and other key employees who agree to invest in that series of OPPSs. We do not have an ownership interest in the LLC. The participants contribute funds or offer other consideration to purchase interests in such LLC and will indirectly participate in such series of OPPSs on the basis of each participant’s investment in the corresponding LLC. Any executive officer or other key employee who is provided the opportunity to participate in the OPPSs is under no obligation to exercise that right. Prior to the applicable Valuation Date, each LLC will have the right, but not the obligation, to repurchase units from members whose employment terminates and such units may be re-sold by such LLC to selected executive officers or other key employees.

We anticipate that interests under an outstanding OPPSs program may also be tendered to us for purchase or exchanged in payment for a participant’s investment in any subsequent Out-Performance Programs. Any such exchange will be based on the fair market value at the time as determined by an independent valuation expert and will be made solely at the discretion of our board of directors.

The specific features of the OPPSs, the designation of executive officers and other key employees as potential participants and the level of participation of each participant may vary from series to series of OPPSs.

Determination of Purchase Price.  The purchase price for each series of OPPSs is set by the Compensation Committee based upon the advice of an independent valuation expert. The company engaged Citigroup to advise the Compensation Committee on appropriate methodology for valuing the Series C OPPS, the Series D OPPS and the Series E OPPS. Citigroup concluded that the OPPS should be viewed, for valuation purposes, as a security having a non-transferable option-like component (i.e., during the period prior to the measurement date) and an illiquid income-producing component (i.e., following the measurement date if the out-performance thresholds are met). In other words, because the number of operating partnership (“OP”) units that will be earned if the out-performance thresholds are met will be determined in part by the stock price of the common stock on the measurement date, just valuing the income stream of the common stock would have ignored other market variables that form a part of the price of the common stock. Therefore, it was deemed appropriate to use a valuation methodology that would account for market influences on the value of the common stock prior to the measurement date and not just the discounted future dividends on the common stock.

Measurement Period.  Our performance for each series of OPPSs under the Out-Performance Program is measured over a period to be determined by the Compensation Committee with respect to each such series. The LLC that holds such series of OPPSs will have no right to receive distributions or allocations of income or loss, or to redeem those units prior to the date, referred to as the “Valuation Date,” that is the earlier of (i) the expiration of the measurement period for such series of OPPSs, or (ii) the date of a change of control of our company.

Total Payout.  For each series of OPPSs, the total payout, if any, under each such series of OPPSs will be calculated by (i) determining the amount by which the cumulative total return of our stock exceeds the applicable threshold (the “Excess Return”); (ii) multiplying up to 2.0% of the Excess Return by our Market Capitalization capped at up to 1% of Market Capitalization for each of the Series C and Series D and capped at up to .50% of Market Capitalization for the Series E; and (iii) dividing that number by the market value of one share of our common stock on the applicable Valuation Date, computed as the weighted average price per day for 20 trading days immediately preceding the Valuation Date, in order to determine the equivalent number of OP units. “Market Capitalization” is defined as the average number of our shares outstanding (including common stock, common stock equivalents and OP Units) over the measurement period for each respective series of OPPSs multiplied by the daily closing price of our common stock.

Distributions and Allocations of Income.  Each series of OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Valuation Date, the threshold return during the measurement period for such series was achieved. If the threshold return is met, the LLC, as the holder of such series of OPPSs, will be entitled to begin receiving distributions and allocations of income and loss from UDR LP equal to the distributions and allocations that would be received on the similar number of OP Units, which is determined based on the total payout described in the preceding paragraph. If, on the respective Valuation Date, the threshold return does not meet the minimum return, then holders of each of such series of OPPSs will forfeit their investment.

Change-in-Control.  Upon the occurrence of a change of control, each LLC or any participant that holds any OPPSs will have the same redemption rights as other holders of OP Units. In the event of a change of control, each LLC or participant that holds OPPSs may require UDR LP to redeem all or a portion of the units held by such party in exchange for a cash payment per unit equal to the market value of a share of the our common stock at the time of redemption. However, in the event that any units are tendered for redemption, UDR LP’s obligation to pay the redemption price will be subject to our prior right to acquire such units in exchange for an equal number of shares of our common stock. Otherwise, no securities of UDR, Inc. are issued in connection with the Out-Performance Programs.

Features of the Existing OPPS Programs.  In addition to the features described above with respect to our five-year Out-Performance Program, the Series C, Series D and Series E Programs have the following features:

	LLC Interests		Purchase Price			Market
	Authorized for	LLC Interests	Per LLC	Measurement		Capitalization
Program	Issuance	Sold/Outstanding	Interest	Period	Threshold	Cap

Series C (2005)	750,000	712,500/532,500	$1.00	June 1, 2005 to May 30, 2008	36% total return or 12% annualized	1%
Series D (2006)	830,000	789,100/526,267	$1.00	January 1, 2006 to December 31, 2008	36% total return or 12% annualized	1%
Series E (2007)	805,000	747,500/632,500	$1.00	January 1, 2007 to December 31, 2009	36% total return or 12% annualized	.50%

The LLC membership units that are held by our named executive officers in accordance with our Out-Performance Programs are as follows:

		Percent of		Percent of		Percent of
	Series C	Series C	Series D	Series D	Series E	Series E
Name	Units	Outstanding	Units	Outstanding	Units	Outstanding

Thomas W. Toomey	225,000	42.3%	265,600	50.5%	345,000	54.5%
W. Mark Wallis	75,000	14.1%	150,000	28.5%	172,500	27.3%
Michael A. Ernst	0	0%	83,000	15.8%	115,000	18.2%
Richard A. Giannotti	75,000	14.1%	0	0%	0	0%
Matthew T. Akin	37,500	7.0%	0	0%	0	0%

We repurchased Ms. Carlin’s LLC membership units in connection with her departure from the company.

If the valuation date for the Series C, Series D and Series E Programs had been December 31, 2007, the total value of the Series C OPPSs to the Series C participants would have been $0, the total value of the Series D OPPSs to the Series D participants would have been $0, and the total value of the Series E OPPSs to the Series E participants would have been $0.

The following tables illustrate the value of the Series C, Series D and Series E units under different share prices and total returns on our common stock at the applicable valuation date:

SERIES C PROGRAM

	Value to Stockholders		Value of Series C
Stock Price at	Total	Stockholder Value	OPPSs
Valuation Date	Return(1)	Achieved	to Participants(3)
		(Million)	(Million)

$23.00	21.59%	$173	$—
$24.00	26.14	324	—
$25.00	30.68	475	—
$26.00	35.23	625	—
$27.00	39.77	776	2.81
$28.00	44.32	927	6.29
$29.00	48.86	1,078	9.91
$30.00	53.41	1,229	13.67
$31.00	57.95	1,380	17.56
$32.00	62.50	1,531	21.59
$33.00	67.05	1,682	25.76
$34.00	71.59	1,833	30.07
$35.00	76.14	1,984	34.51
$36.00	80.68	2,135	39.09
$37.00	85.23	2,286	43.80

(1)	Total Return to our stockholders, assuming a 3% dividend growth rate.

(2)	Total Return multiplied by beginning market capitalization of $3.3 billion (based on 150,000,000 outstanding shares of common stock, common stock equivalents and OP Units, an assumed per share price of $22.00 at the beginning of the Series C measurement period).

(3)	Out-Performance stockholder value multiplied by management participation of 2% subject to 1% dilution limit, assuming 100% participation.

SERIES D PROGRAM

	Value to Stockholders		Value of Series D
Stock Price at	Total	Stockholder Value	OPPSs
Valuation Date	Return(1)	Achieved(2)	to Participants(3)
		(Million)	(Million)

$26.50	34.98%	$527	$—
$27.00	37.33	602	.98
$27.50	39.67	676	2.75
$28.00	42.02	750	4.54
$28.50	44.36	824	6.37
$29.00	46.70	898	8.23
$29.50	49.03	972	10.13
$30.00	51.37	1,046	12.06
$30.50	53.70	1,120	14.02
$31.00	56.03	1,194	16.01
$31.50	58.36	1,268	18.04
$32.00	60.69	1,342	20.10
$32.50	63.02	1,417	22.20
$33.00	65.34	1,491	24.33
$33.50	67.66	1,565	26.49
$34.00	69.98	1,639	26.68
$34.50	72.30	1,713	30.91
$35.00	74.62	1,787	33.17
$35.50	76.94	1,861	35.46
$36.00	79.26	1,935	37.79
$36.50	81.57	2,009	40.15
$37.00	83.88	2,083	42.54

(1)	Total Return to our stockholders, assuming a 3% dividend growth rate.

(2)	Total Return multiplied by beginning market capitalization of $3.5 billion (based on 150,000,000 outstanding shares of common stock, common stock equivalents and OP Units, an assumed per share price of $23.32 at the beginning of the Series D measurement period).

(3)	Out-Performance stockholder value multiplied by management participation of 2% subject to 1% dilution limit, assuming 100% participation.

SERIES E PROGRAM

	Value to Stockholders		Value of Series E
Stock Price at	Total	Stockholder Value	OPPSs
Valuation Date	Return(1)	Achieved(2)	to Participants(3)
		(Million)	(Million)

$36.50	27.97%	$1,326	$—
37.00	29.62	1,405	—
37.50	31.27	1,483	—
38.00	32.92	1,561	—
38.50	34.57	1,639	—
39.00	36.22	1,718	.23
39.50	37.87	1,796	1.98
40.00	39.51	1,874	3.85
40.50	41.16	1,952	5.54
41.00	42.80	2,030	7.36
41.50	44.45	2,108	9.20
42.00	46.09	2,186	11.07
42.50	47.74	2,264	12.96
43.00	49.38	2,342	13.87
43.50	51.02	2,420	16.81

(1)	Total Return to our stockholders, assuming a 3% dividend growth rate.

(2)	Total Return multiplied by beginning market capitalization of $4.8 billion (based on 150,000,000 outstanding shares of common stock, common stock equivalents and OP Units, an assumed per share price of $32.00 at the beginning of the Series E measurement period).

(3)	Out-Performance stockholder value multiplied by management participation of 2% subject to .50% dilution limit, assuming 100% participation.

Matching 401(k) Contributions.  In 2007, Ms. Carlin received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $1,496, Mr. Giannotti received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $6,600 and Mr. Akin received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $6,600.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the 2007 fiscal year.

						Stock Awards
									Equity
	Option Awards								Incentive
			Equity					Equity	Plan Awards:
			Incentive					Incentive	Market or
			Plan					Plan Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number			Number of	Value of	Unearned	Unearned
	Securities	Securities	of Securities			Shares or	Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Toomey	320,000	—	—	$11.15	2/12/11	70,225	$1,393,966	31,273	$620,769
	173,410	—	—	$26.40	2/7/15	51,387	1,020,032
						51,463	1,021,541
						14,007	278,039
						44,743	888,149
						17,488	347,137
						33,770	670,335
						23,696	470,366
W. Mark Wallis	201,296	—	—	$12.23	4/2/11	2,168	43,035	19,721	391,462
						7,003	139,010
						4,475	88,829
						11,221	222,737
						4,469	88,710
						2,962	58,796
Michael A. Ernst	—	—	—	—	—	4,372	86,784	16,515	327,823
						18,608	369,369
						4,443	88,194
Richard A. Giannotti	33,333	—	—	$10.875	12/08/08	4,668	92,660	1,887	37,457
	22,500	—	—	$9.625	12/21/09	4,660	92,501
	22,500	—	—	$9.875	12/05/10
Matthew T. Akin	—	—	—	—	—	707	14,034	1,573	31,224
						3,113	61,793
						3,804	75,509
						898	17,825
						12,531	248,740
						2,685	53,297
Martha R. Carlin(1)	—	—	—	—	—	—	—	—	—

(1)	Ms. Carlin’s last day of employment with us was November 8, 2007.

The following table provides grant and vesting dates for each of the unvested stock awards listed in the table above.

	Grant	Unvested
	Date	Shares	Vesting Date

Thomas W. Toomey	2/8/2002	70,225	2/8/2008
	2/27/2003	51,387	2/4/2009
	2/12/2004	51,463	2/12/2009
	1/1/2005	14,007	1/2 vests on each of 1/1/2008 and 1/1/2009
	2/18/2005	44,743	2/18/2009
	1/1/2006	17,488	1/3 vests on each of 1/1/2008, 1/1/2009 and 1/1/2010
	2/15/2006	33,770	2/15/2010
	2/8/2007	23,696	2/7/2011
W. Mark Wallis	2/12/2004	2,168	1/2 vests on each of 2/12/2008 and 2/12/2009
	1/1/2005	7,003	1/2 vests on each of 1/1/2008 and 1/1/2009
	2/18/2005	4,475	1/2 vests on each of 2/18/2008 and 2/18/2009
	1/1/2006	11,221	1/3 vests on each of 1/1/2008, 1/1/2009 and 1/1/2010
	2/15/2006	4,469	1/3 vests on each of 2/15/2008, 2/15/2009 and 2/15/2010
	2/8/2007	2,962	1/4 vests on each of 2/8/2008, 2/8/2009, 2/8/2010 and 2/8/2011
Michael A. Ernst	7/5/2006	18,608	7/5/2009
	7/5/2006	4,372	1/3 vests on each of 1/1/2008, 1/1/2009 and 1/1/2010
	2/8/2007	4,443	1/4 vests on each of 2/8/2008, 2/8/2009, 2/8/2010 and 2/8/2011
Richard A. Giannotti	1/1/2005	4,668	1/2 vests on each of 1/1/2008 and 1/1/2009
	1/1/2006	4,660	1/3 vests on each of 1/1/2008, 1/1/2009 and 1/1/2010
Matthew T. Akin	1/1/2004	707	1/2 vests on each of 1/1/2008 and 1/1/2009
	1/1/2005	3,113	1/2 vests on each of 1/1/2008 and 1/1/2009
	2/18/2005	3,804	1/2 vests on each of 2/18/2008 and 2/18/2009
	1/1/2006	898	1/3 vests on each of 1/1/2008, 1/1/2009 and 1/1/2010
	8/8/2006	12,531	8/18/2010
	8/8/2006	2,685	1/3 vests on each of 8/8/2008, 8/8/2009 and 8/8/2010
Martha R. Carlin(1)	—	—	—

(1)	Ms. Carlin’s last day of employment with us was November 8, 2007.

Option Exercises and Stock Vested

The following table provides information concerning exercise of stock options and vesting of stock during the 2007 fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Thomas W. Toomey	-0-	-0-	12,833	408,218
W. Mark Wallis	-0-	-0-	12,052	391,081
Michael A. Ernst	-0-	-0-	1,457	46,357
Richard A. Giannotti	36,667	$304,009	3,889	123,710
Matthew T. Akin	-0-	-0-	5,004	154,985
Martha R. Carlin	-0-	-0-	31,365	746,465

Pension Benefits Table

We do not have any pension plans for our associates. We do have a 401(k) plan and our matching contributions are included in the Summary Compensation Table under the heading “All Other Compensation.”

Nonqualified Deferred Compensation Table

We do not have any nonqualified deferred compensation plans for our associates.

Employment and Other Agreements

Employment Arrangements.  In 2006, we entered into an employment agreement with Michael A. Ernst, our Executive Vice President and Chief Financial Officer. Under the terms of the agreement, we have agreed to pay Mr. Ernst a base salary of $300,000 per year, subject to annual review. The agreement also provides that Mr. Ernst is eligible to receive a discretionary bonus in the range of $400,000 to $600,000 per year, which will be based on our CEO’s evaluation of Mr. Ernst’s performance together with his ability to accomplish mutually established goals. Mr. Ernst is also eligible to participate in the PARS Programs offered to all our officers. As set forth in the agreement, beginning with the 2007 fiscal year, Mr. Ernst is expected to receive an annual PARS award of $450,000 in restricted stock. The agreement also provides that Mr. Ernst is eligible to participate in the Series D Out-Performance Partnership Program at an aggregate purchase price of $83,000, which is at the 10% level for the program, and he will be eligible to participate in any future Out-Performance Programs and/or substitutions for the Out-Performance Programs at the 10% to 25% range.

Under the terms of his agreement with us, Mr. Ernst also received a sign on bonus of $216,200 and was granted $500,000 in value of shares of restricted common stock priced at the previous day’s closing price of $26.87 per share. After 36 months of employment, these shares of restricted stock will vest if he has not terminated his employment prior to that time. The agreement also provides that Mr. Ernst will receive certain severance benefits and payments and other benefits upon a change of control that are described below under the caption “Post-Employment Compensation — Severance and Change of Control Arrangements.”

Pursuant to the agreement, Mr. Ernst is eligible to enroll in our medical, dental, life and vision plans. Mr. Ernst’s employment with us is at-will and may be terminated by us or by Mr. Ernst at any time for any reason or for no reason.

On December 8, 1998, we entered into an employment agreement with Richard A. Giannotti, our Executive Vice President — Redevelopment. Under the terms of the agreement, we have agreed to pay Mr. Giannotti an annual base salary of at least $175,000. For 2007 and 2006, we paid Mr. Giannotti a base salary of $240,000. The employment agreement also provides that Mr. Giannotti shall have the opportunity to earn an annual bonus of at least 45% of his base salary, based upon the company and Mr. Giannotti meeting certain performance goals and objectives as determined by the Compensation Committee. Mr. Giannotti received a bonus of $225,000 for 2006 and a bonus of $550,000 for 2007. The employment agreement also provides that Mr. Giannotti may participate in the company’s long-term compensation plans for senior officers as adopted by the board of directors or the Compensation Committee.

Mr. Giannotti’s employment agreement is automatically renewable for successive one year periods, ending as of December 31 of each year, unless sooner terminated in accordance with the terms of agreement. If the company terminates the agreement without cause, Mr. Giannotti will be entitled to severance compensation that includes one year of base salary, annual incentive compensation actually earned, if any, prorated through the effective date of termination, and an amount equal to the sum of the annual incentive compensation actually earned over the two calendar years prior to the effective date of termination, divided by two. Mr. Giannotti is also entitled to certain compensation following a change of control of the company that results in his termination (unless the termination is by Mr. Giannotti other than for “good reason,” as such term is defined in the employment agreement). This compensation includes two years of base salary and the equivalent of two years of annual incentive compensation based upon the average annual incentive compensation earned by Mr. Giannotti for the two calendar years prior to the effective date of the termination, plus all other amounts to which he is entitled under any of the company’s compensation plans.

On November 9, 2007, we entered into an agreement with Ms. Carlin containing the following terms in connection with her separation from employment with us effective November 8, 2007:

•	Ms. Carlin may continue to participate in our group health insurance plans at the same coverage levels as immediately prior to her separation date on November 8, 2007. Coverage will continue until the first to occur of (a) November 7, 2012, (b) her employment by a third party, or (c) her default in the payment of her portion of the premiums. During this period, we will continue to pay our portion of the premiums and Ms. Carlin will pay her portion of the premiums.

•	We will cause UDR LP and/or the Series C LLC to repurchase 45,000 membership units in the Series C LLC, which constitutes 100% of the membership units in the Series C LLC owned by Ms. Carlin, for $45,000, which is the amount Ms. Carlin paid for the units.

•	We will cause UDR LP and/or the Series D LLC to repurchase 166,000 membership units in the Series D LLC, which constitutes 100% of the membership units in the Series D LLC owned by Ms. Carlin, for $166,000, which is the amount Ms. Carlin paid for the units.

•	We will cause UDR LP and/or the Series E LLC to repurchase 115,000 membership units in the Series E LLC, which constitutes 100% of the membership units in the Series E LLC owned by Ms. Carlin, for $115,000, which is the amount Ms. Carlin paid for the units.

•	On December 31, 2007, Ms. Carlin received 6,526 shares of our common stock pursuant to her 2004, 2005 and 2006 PARS Awards, and on February 29, 2008 she received 2,764 shares of our common stock pursuant to her 2007 PARS Award. Ms. Carlin forfeited any right to receive additional shares of common stock under her 2004, 2005, 2006 and 2007 PARS Award grants.

•	On February 15, 2008, Ms. Carlin received a bonus of $600,000 for fiscal 2007, paid in cash.

Further, we agreed that all restrictions on the following restricted stock awards held by Ms. Carlin would lapse: (i) 2,709 shares of restricted common stock granted on February 12, 2004; (ii) 5,369 shares of restricted common stock granted on February 18, 2005; (iii) 3,973 shares of restricted common stock granted on February 15, 2006; and (iv) 5,924 shares of restricted common stock granted on February 8, 2007.

We do not have employment agreements or arrangements with any of our other named executive officers other than the agreements and compensation programs described elsewhere in this proxy statement. Subsequent to the end of the 2007 fiscal year, we entered into an employment agreement with Warren L. Troupe, who has served as our Senior Executive Vice President & General Counsel since March 3, 2008. Mr. Troupe, age 54, joined the company from the international law firm of Morrison & Foerster LLP, where he served as a partner in the Corporate Group of the firm’s Denver office since 1997. Mr. Troupe serves as Senior Executive Vice President & General Counsel at the

discretion of our board, and no family relationship exists between Mr. Troupe and any of our directors or executive officers.

Other Agreements with Executive Officers.  In November 2005, we entered into an aircraft time-share agreement with Mr. Toomey. Under the aircraft time-share agreement, we have agreed to lease an aircraft, which the company leases from Wells Fargo, including crew and flight services, to Mr. Toomey for personal flights from time to time upon his request. Mr. Toomey will pay us a lease fee equal to all actual expenses of each specific flight within 30 days of receipt of the invoice from the company, which we will provide to Mr. Toomey on the last day of the month in which the flight occurred. Actual expenses include all travel expenses of the crew, in-flight food with beverages, trip-related maintenance, flight planning and weather contract services, repositioning costs, fuel, landing fees and airport taxes, among others. The aircraft time-share agreement may be terminated by either party upon ten days’ notice and automatically terminates upon termination of the aircraft lease or the date Mr. Toomey is no longer employed by us. In 2007, Mr. Toomey paid us $67,200 under the aircraft time-share agreement.

In addition, Ms. Carlin paid us $9,792 for use of the aircraft in 2007, which payment was calculated on the same basis as provided in the aircraft time-share agreement with Mr. Toomey.

Post-Employment Compensation — Severance and Change of Control Arrangements

Change of Control.  Under the provisions of our 1999 Long-Term Incentive Plan, all outstanding options, stock appreciation rights and other awards that may be exercised generally become fully exercisable and all restrictions on outstanding awards will lapse upon the occurrence of a change of control unless otherwise provided in the award agreement. “Change of control” is defined in the Plan as (1) a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated; (2) the transfer or sale of all or substantially all of our assets other than to an affiliate or subsidiary of ours; (3) the liquidation of our company; or (4) the acquisition by any person, or by a group of persons acting in concert, of more than 50% of our outstanding voting securities, which results in the resignation or addition of 50% or more independent members of our board of directors.

On December 8, 1998, we entered into an employment agreement with Richard A. Giannotti, our Executive Vice President — Redevelopment. Under the terms of the agreement, we have agreed to pay Mr. Giannotti an annual base salary of at least $175,000. For 2007 and 2006 we paid Mr. Giannotti a base salary of $240,000. The employment agreement also provides that Mr. Giannotti shall have the opportunity to earn an annual bonus of at least 45% of his base salary, based upon the company and Mr. Giannotti meeting certain performance goals and objectives as determined by the Compensation Committee. Mr. Giannotti received a bonus of $225,000 for 2006 and a bonus of $550,000 for 2007. The employment agreement also provides that Mr. Giannotti may participate in the company’s long-term compensation plans for senior officers as adopted by the board of directors or the Compensation Committee.

Mr. Giannotti’s employment agreement is automatically renewable for successive one year periods, ending as of December 31 of each year, unless sooner terminated in accordance with the terms of agreement. If the company terminates the agreement without cause, Mr. Giannotti will be entitled to severance compensation that includes one year of base salary, annual incentive compensation actually earned, if any, prorated through the effective date of termination, and an amount equal to the sum of the annual incentive compensation actually earned over the two calendar years prior to the effective date of termination, divided by two. Mr. Giannotti is also entitled to certain compensation following a change of control of the company that results in his termination (unless the termination is by Mr. Giannotti other than for “good reason,” as such term is defined in the employment agreement). This compensation includes two years of base salary and the equivalent of two years of annual incentive compensation based upon the average annual incentive compensation earned by Mr. Giannotti for the two calendar years prior to the effective date of the termination, plus all other amounts to which he is entitled under any of the company’s compensation plans.

In 2006, we entered into a letter agreement with Mr. Ernst, our Chief Financial Officer, in connection with his employment with us. Pursuant to the terms of the letter agreement, in the event of a change of control, all of Mr. Ernst’s outstanding options, restricted stock, OPPSs Units and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by Mr. Ernst (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or stockholder value plan shall become fully vested and immediately payable. Additionally, within the first 24 months of Mr. Ernst’s employment, if a change of control occurs he will be paid a minimum of 2 times his 2-year average salary and incentive bonus.

In 2008, we entered into a letter agreement with Mr. Troupe, our Senior Executive Vice President and General Counsel. Pursuant to the terms of the letter agreement, in the event of a change of control, all of his outstanding options, restricted stock, and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by Mr. Troupe (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable. Additionally, within the first 24 months of Mr. Troupe’s employment, should a change of control occur, he will be paid a minimum of 2 times his 2-year average salary and incentive bonus.

If a change in control occurred effective as of December 31, 2007, the value of the cash payments and the benefits provided (based on the exercise of options and the release of restrictions on previously granted stock awards) to each of the named executive officers would have been as follows:

			Value of
		Value of	Outstanding	Value of
	Cash	Outstanding	Restricted Stock	Unused
Name	Payments	Options	Awards	Vacation	Total

Thomas W. Toomey	—	$2,784,000	$6,089,563	$47,978	$8,921,541
W. Mark Wallis	—	1,533,876	641,117	16,544	2,191,532
Michael A. Ernst	$1,600,000	—	544,347	23,078	2,167,425
Richard A. Giannotti	—	753,665	185,161	9,582	948,408
Matthew T. Akin	—	—	471,198	21,262	492,460
Martha R. Carlin(1)	—	—	—	—	—

(1)	Ms. Carlin’s last day of employment with us was November 8, 2007.

Severance Benefits.  We believe that, in order to attract and retain the best management talent, companies should provide reasonable severance benefits to employees. We believe these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former employee as soon as practicable. With respect to our senior management, severance benefits are individually negotiated.

Under the terms of our agreement with Mr. Ernst, if, prior to 36 months, his employment is terminated for any reason other than cause, any shares of restricted stock held by Mr. Ernst will fully vest. Under the terms of the agreement, “cause” may be defined as fraud, theft, willful misfeasance, gross negligence or negligent performance of responsibilities or duties. If Mr. Ernst had been terminated effective December 31, 2007 for any reason other than cause, the total value of his severance benefits would have been $544,347.

We currently do not have any other contractual severance arrangements with our named executive officers.

Review, Approval or Ratification of Transactions with Related Persons

On February 9, 2007, our board of directors adopted a policy relating to the review, approval and ratification of transactions with related persons. The company recognizes that there are situations where related person transactions may be in, or not inconsistent with, the best interest of the company and therefore the board adopted a policy to provide a procedure for the review, approval or ratification of related person transactions. The policy applies to any transaction, the amount of which exceeds $120,000, between the company and any person who is a director, executive officer or the beneficial owner of more than 5% of any class of the company’s voting securities. Any related person transaction is subject to approval by the board or the executive committee of the board.

Equity Compensation Plan Information

The following table provides information about shares of our common stock that we may issue upon the exercise of options, warrants and rights under our existing equity compensation plans. All information is provided as of December 31, 2007. Our 1999 Long-Term Incentive Plan is our only stockholder approved equity compensation plan.

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	to be Issued Upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
	Warrants and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by the security holders	1,078,659	$11.25	2,079,630
Total	1,078,659	$11.25	2,079,630

Compensation Deductibility Policy

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our CEO or any of the three other most highly compensated executive officers to the extent that any of such persons receive more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.

Our 1999 Long-Term Incentive Plan has been designed to permit awards under the plan to qualify as “performance-based” and, therefore, compensation realized in connection with options and grants of restricted stock that qualify as performance-based are fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

The foregoing policy is subject to change as the Compensation Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and to serve our objectives and our stockholders.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee has reviewed and discussed our unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2007 and our December 31, 2007 audited financial statements with management and with Ernst & Young LLP, our independent accountants. Each member of the Audit Committee is “independent” in accordance with the applicable corporate governance listing standards of the NYSE.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (1) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in our financial reporting, (2) methods used to account for significant unusual transactions, (3) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (4) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, (5) the auditor’s responsibility for other information containing audited financial statements, such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operation,” the level of responsibility assumed by the auditor in auditing the financial statements and that such audit is designed to obtain reasonable, rather than absolute, assurance about financial statements, and (6) any disagreements with management over the application of accounting principles.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with Ernst & Young LLP their independence relative to us, including whether the provision of their services is compatible with maintaining Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board that the December 31, 2007 audited financial statements be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert P. Freeman, Chair
Katherine A. Cattanach
Eric J. Foss
Mark J. Sandler
Thomas C. Wajnert

Audit Fees

In connection with the audit of the 2007 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP for the following services during fiscal 2007 and fiscal 2006.

Description of Services	2007	2006

Audit Fees(1)	$1,327,200	$1,418,500
Audit-Related Fees(2)	—	—
Tax Fees(3)	393,256	356,846

Total	$1,720,456	$1,775,346

(1)	Audit fees consist of fees for the audit and review of the company’s consolidated financial statements, acquisition audits, statutory audits, comfort letters, consents, debt covenant letters and assistance with and review of documents filed with the SEC. A total of $409,200 and $476,100 for 2007 and 2006, respectively, of the Audit Fees was for Ernst & Young LLP’s review of the effectiveness of the company’s internal controls over financial reporting.

(2)	Audit-related fees consist of fees for audit-related fees for partnership and benefit plan audits, review of proxy materials, accounting advice in connection with specific transactions, internal control reviews and various attestation engagements.

(3)	Tax fees consist of fees for tax compliance, tax advisory services (1031 and state planning) and tax planning.

Pre-Approval Policies and Procedures

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the company by the independent auditors. The fees paid to the independent auditors that are shown in the chart above for 2007 were approved by the Audit Committee in accordance with the procedures described below.

The Audit Committee reviews at its meetings audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair, or an alternate member of the Audit Committee, the authority to grant pre-approvals if either deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Audit Committee. Pre-approvals by the Chair or alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee or its delegate, a description of and the budget for the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Audit Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP, independent registered public accounting firm, served as our auditors for fiscal 2007. Our Audit Committee has selected Ernst & Young LLP to audit our financial statements for fiscal 2008. We expect that a representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions from stockholders.

Vote Required and Board of Directors’ Recommendation

Although it is not required to do so, the board of directors is submitting the Audit Committee’s selection of our independent auditors for ratification by the stockholders at the meeting in order to ascertain the view of our stockholders regarding such selection. The affirmative vote of a majority of the votes cast at the meeting will be required to approve this proposal. In the event the stockholders do not ratify this appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified by the stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

Our board of directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2008.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that, during fiscal 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with, except that each of David L. Messenger, Mary Ellen Norwood, Stacy M. Riffe, Thomas P. Simon and S. Douglas Walker inadvertently failed to file a Form 4 on a timely basis with respect to one transaction.

Delivery of Voting Materials

To reduce the expenses of delivering duplicate materials to our stockholders, we are delivering one copy of the Notice of Internet Availability to stockholders who share the same address unless otherwise requested. The Notice of Internet Availability will instruct you as to how you may access and review all of the proxy solicitation materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy through the Internet. If you would like to receive a paper or e-mail copy of the proxy solicitation materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

If you share an address with another stockholder and have received only one copy of the Notice of Internet Availability, and would like to request a separate copy of the Notice of Internet Availability, you may write or call us to request a separate copy of the Notice of Internet Availability at no cost to you. For future annual meetings, you may request separate Notice of Internet Availability s or request that we only send one copy of the Notice of Internet Availability to you if you are receiving multiple copies by calling us at 720.283.6120 or by writing to us to the attention of Investor Services, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Annual Report

We will, upon written request and without charge, provide to any person solicited hereunder, a copy of our annual report on Form 10-K for the year ended December 31, 2007, including financial statements and financial statement schedules, as filed with the SEC. Requests should be addressed to the attention of Investor Services, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Matters to be Presented at the 2009 Annual Meeting of Stockholders

In accordance with our Amended and Restated Bylaws, any stockholder who intends to submit a proposal at our 2009 annual meeting of stockholders must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no sooner than December 16, 2008 and no later than January 15, 2009. Such proposal should be sent to our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

It is important that proxies be returned promptly. We depend upon all stockholders promptly signing and returning the enclosed proxy to avoid costly solicitation. You can save us considerable expense by signing and returning your proxy at once. You may also vote electronically through the Internet or by telephone as shown on the enclosed proxy card and as discussed above.

For the Board of Directors
UDR, INC.

MARY ELLEN NORWOOD
Corporate Secretary

Dated: April 15, 2008

UDR, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 30, 2008
9:00 a.m. Local Time
The Crescent Hotel
400 Crescent Court
Dallas, Texas 75201

This proxy is solicited on behalf of the Board of Directors of UDR, Inc. for use at the Annual Meeting on May 30, 2008.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you (i) acknowledge receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 15, 2008, (ii) revoke all prior proxies, and (iii) appoint Robert C. Larson and Thomas W. Toomey, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, to vote your shares which you would be entitled to vote if then and there personally present on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment thereof.
See reverse for voting instructions

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by UDR, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UDR, Inc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
UDR, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
UDR, INC. THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2. Vote on Directors 1.ELECTION OF DIRECTORS Nominees: 01) Katherine A. Cattanach06) Robert C. Larson 02) Eric J. Foss07) Thomas R. Oliver 03) Robert P. Freeman08) Lynne B. Sagalyn 04) Jon A. Grove09) Mark J. Sandler
For All Withhold For All AllExcept To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 00 Vote on Proposals 2. Proposal to ratify the appointment of Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2008. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting or any adjournment of the meeting, the person named in this proxy will vote in their discretion.
For Against Abstain For address changes, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX]Date Signature (Joint Owners) Date

UDR, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoints Robert C. Larson and Thomas W. Toomey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock and/or Series E preferred stock or Series F preferred stock of UDR, Inc. that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time on May 30, 2008, at The Crescent Hotel, Dallas, Texas, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes: ___(If you noted any Address Changes above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE